Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

Joy Global Inc.

(“Parent”),

LeTourneau Technologies, Inc.

(“Seller”)

and

Cameron International Corporation

(“Buyer”)

Dated as of August 29, 2011

i

COMPANY DISCLOSURE SCHEDULES

Schedule 1.3	Net Working Capital Calculation Methodology

Schedule 3.1(c)	Organizational Documents

Schedule 3.2(b)	No Conflicts

Schedule 3.2(c)	Notices, Reports, Registrations, Filings And Consents Required To Be Made Or Obtained By Seller

Schedule 3.3(a)	Capitalization

Schedule 3.4(a)	Financial Statements

Schedule 3.4(b)	Internal Controls

Schedule 3.5(b)	Indebtedness

Schedule 3.5(c)	Guaranties, Letters of Credit And Performance Bonds

Schedule 3.7(a)	Owned Real Property

Schedule 3.7(b)	Leased Real Property

Schedule 3.7(c)	Subleases and Licenses

Schedule 3.7(d)	Lease Modifications, Amendments, Renewals And Extensions

Schedule 3.7(h)	Persons in Possession of Real Property

Schedule 3.8	Absence Of Certain Changes And Events

Schedule 3.9	Taxes

Schedule 3.10(a)	Employee Benefit Plans

Schedule 3.10(c)	Foreign Benefit Plan Compliance

Schedule 3.10(g)	Acceleration of Benefits

Schedule 3.10(h)	Post-Employment Welfare Benefits

Schedule 3.11(b)	Permits

Schedule 3.12	Legal Proceedings And Orders

Schedule 3.13(a)	Contracts

Schedule 3.13(b)	Personal Contracts

Schedule 3.13(d)	Compliance with Contracts

Schedule 3.13(e)	Renegotiations

Schedule 3.14	Environmental Matters

Schedule 3.15	Employment And Labor Matters

Schedule 3.16(a)	Intellectual Property Assets

Schedule 3.16(b)	Exceptions And Encumbrances To Intellectual Property Assets

Schedule 3.16(c)	Intellectual Property Conflicts

Schedule 3.18(a)	Insurance Policies

Schedule 3.19	Bank Accounts

Schedule 3.20	10 Largest Customers and Suppliers

Schedule 3.21	Warranties

Schedule 3.22	Product Liability

Schedule 3.23	Backlog

Schedule 5.2(a)	Operations Outside Of The Ordinary Course Of Business

Schedule 5.6	Continuing Intercompany Arrangements

Schedule 5.11(a)(i)	Transferred Drilling Assets; Assumed Drilling Liabilities

Schedule 5.11(a)(ii)	Retained Assets; Retained Liabilities

Schedule 9.1(a)(i)(A)	Employees of the Business

Schedule 9.1(a)(i)(B)	Possible Parent Retained Employees

Schedule 9.1(c)(i)	Pension Transition Payments

Schedule 9.1(c)(ii)(A)	Employee Retention Agreements

Schedule 9.1(c)(ii)(B)	Employee Transition Agreements

Schedule 9.1(c)(ii)(C)	Form of Change in Control Agreement

Schedule 9.1(c)(iii)	2011 Bonus Payments

v

Exhibit A	Form of Transition Services Agreement

Exhibit B	Form of Transition Manufacturing and Supply Agreement

Exhibit C	Form of Transferred Assets Assignment Agreement

Exhibit D	Form of Retained Assets Assignment Agreement

Exhibit E	Form of Cooperation Agreement

Exhibit F	Form of Steel Supply Agreement

Exhibit G	Form of Trademark License Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 29, 2011 (this “Agreement”), is by and among Cameron International Corporation, a Delaware corporation (“Buyer”), LeTourneau Technologies, Inc., a Texas  corporation (“Seller”), and Joy Global Inc., a Delaware corporation (“Parent”).

RECITALS

A.           Parent, through a wholly-owned Subsidiary, acquired all of the capital stock of Seller from Rowan on June 22, 2011 pursuant to the Rowan-Joy Purchase Agreement and, through such transaction, Seller became an indirect, wholly-owned Subsidiary of Parent.  Prior to such transaction, Seller was directly controlled, and Rodeo was indirectly controlled, by Rowan.  Capitalized terms used in the Recitals to this Agreement have the meanings ascribed thereto, respectively, in Section 11.1.

B.            Seller owns all of the outstanding common stock, no par value (the “Rodeo Stock”), of LeTourneau Technologies Drilling Systems, Inc., a Texas corporation (“Rodeo”);

C.            Seller, through Rodeo and other indirect, wholly-owned Subsidiaries, is engaged in the business of designing, manufacturing, distributing and selling equipment, and providing aftermarket parts and services, for the oil and gas drilling industry, including jack-up rig kits, complete land rigs, mud pumps, drawworks, top drives, rotary tables, electric motors, variable frequency drives and other electrical and mechanical components (collectively, the “Business”).

D.            Parent and Seller desire to sell to Buyer the Rodeo Stock and the Business, and Buyer desires to purchase from Seller the Rodeo Stock and the Business, in the manner and subject to the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF STOCK

Section 1.1             Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Seller, all right, title and interest of Seller in and to the shares of Rodeo Stock free and clear of all Encumbrances.

Section 1.2             Consideration.  At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Rodeo Stock the aggregate amount of $375,000,000 (the “Purchase Consideration”) by wire transfer of immediately available funds to an account designated by Seller (such designation to be made at least two Business Days prior to the Closing Date).  Payment of the Purchase Consideration shall be subject to adjustment as set forth in Section 1.3 and Section 1.4

Section 1.3             Post-Closing Working Capital Adjustment.

(a)           As soon as reasonably practicable following the Closing Date, and in any event within 60 days thereafter, Buyer shall prepare and deliver to Parent a calculation of Net Working Capital as of the Closing Date, together with reasonably detailed supporting information (the “Net Working Capital Statement”).

(b)           From and after the delivery of the Net Working Capital Statement, Buyer shall provide Parent and its Representatives reasonable access to the records and employees of Buyer with respect to the Houston Business, and Buyer shall, and shall cause such employees of Buyer and its Affiliates to, (i) cooperate in all reasonable respects with Parent in connection with Parent’s review of the Net Working Capital Statement and (ii) provide Parent with access to accounting records, supporting schedules and relevant information relating to Buyer’s preparation of the Net Working Capital Statement and calculation of Net Working Capital as Parent shall reasonably request and that are available to Buyer or its Affiliates.  Within 30 days after Parent’s receipt of the Net Working Capital Statement, Parent shall notify Buyer as to whether Parent agrees or disagrees with the Net Working Capital Statement and, if Parent disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement.  If Parent provides a notice of agreement or does not provide a notice of disagreement within such 30-day period, then Parent shall be deemed to have accepted the calculations and the amounts set forth in the Net Working Capital Statement delivered by Buyer, which shall then be final, binding and conclusive for all purposes hereunder.  If any notice of disagreement is timely provided in accordance with this Section 1.3(b), then Buyer and Parent shall each use commercially reasonable efforts for a period of 30 days thereafter (the “Net Working Capital Resolution Period”) to resolve any disagreements with respect to the calculations in the Net Working Capital Statement.

(c)           If, at the end of the Net Working Capital Resolution Period, Buyer and Parent are unable to resolve any disagreements as to items in the Net Working Capital Statement, then KPMG LLP (or if KPMG LLP is not willing and able to serve in such capacity, Deloitte Touche Tohmatsu or another independent accounting firm as mutually selected by Buyer and Parent) shall resolve any remaining disagreements.  If neither KPMG LLP nor either such mutually selected accounting firm is willing and able to serve in such capacity, then Parent shall deliver to Buyer a list of three other accounting firms of recognized national or regional standing, and Buyer shall select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”).  The Accountant shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant, whether Net Working Capital as set forth in the Net Working Capital Statement was prepared in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in the notice of disagreement and submitted to the Accountant) whether and to what extent, if any, Net Working Capital requires adjustment.

(d)           The Accountant shall allocate its costs and expenses between Buyer and Parent based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to each such party such that each such party bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the other party.  For example, if Parent claims Net Working Capital is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Parent, and if the Accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the Accountant’s costs and expenses shall be allocated 60% (i.e. 300/500) to Buyer and 40% (i.e. 200/500) to Parent.  The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.

(e)           The date on which Net Working Capital is finally determined in accordance with this Section 1.3 is hereinafter referred to as the “Determination Date,” such amount as so finally determined is hereinafter referred to as the “Final Net Working Capital,” and the calculations thereof and the supporting information relating thereto is hereinafter referred to as the “Final Net Working Capital Statement”.

(f)            Promptly following the Determination Date, and in any event within five Business Days of the Determination Date, Buyer shall pay to Seller an amount equal to the excess, if any, of the Final Net Working Capital over the Target Net Working Capital, or Seller shall pay to Buyer an amount equal to the excess, if any, of the Target Net Working Capital over the Final Net Working Capital, in each case together with interest at a rate equal to five percent (5%) per annum on such amount from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds.

Section 1.4             Customer Cash Advances.

(a)           The Purchase Consideration shall be reduced by the total amount of Customer Advances outstanding at the Closing Date that have not been applied to Inventories as of the Closing Date (the “Customer Advances Amount”).

(b)           As soon as reasonably practicable following the Closing Date, and in any event within 90 days thereafter, Buyer shall prepare and deliver to Parent a calculation of the Customer Advances Amount, together with reasonably detailed supporting information (the “Customer Advances Amount Statement”).  For purpose of calculating the Customer Advances Amount, the amount of Customer Advances applied to Inventories as of the Closing Date shall be calculated taking into consideration (i) actual cash payments to suppliers with respect to a contract for which a Customer Advance has been received in full payment for such Inventories and (ii) direct labor charges and internal overhead allocations allocable to such Inventories in accordance with inventory costing accounting principles pursuant to GAAP with respect to a contract for which a Customer Advance has been received, excluding any amounts related to depreciation and amortization; and (iii) the determination of Customer Advances shall be calculated on a contract by contract basis.  For avoidance of doubt the methodology shall consist of (a) comparing the part numbers of the bill of material for customer contracts for which Advance Payments have been received against Inventory on hand which has been paid for as of the Closing, (b) allocating those part numbers on hand that have been paid for at Closing against Customer Advances on a contract by contract basis, and (c) allocating raw materials which meet the specification of the respective bill of materials, paid for at Closing, on a pro-rata basis among contracts for which Customer Advances have been received and contracts for which no Customer Advances have been received.  Any excess Customer Advances, after all allocations, on a contract by contract basis, shall be included in the Customer Advance Amount for the purposes of this Section 1.4.

(c)           From and after the delivery of the Customer Advances Amount Statement, Buyer shall provide Parent and its Representatives reasonable access to the records and employees of Buyer with respect to the Non-Houston Business, and Buyer shall, and shall cause such employees of Buyer and its Affiliates to, (i) cooperate in all reasonable respects with Parent in connection with Parent’s review of the Customer Advances Amount Statement and (ii) provide Parent with access to accounting records, supporting schedules and relevant information relating to Buyer’s calculation of the Customer Advances Amount as Parent shall reasonably request and that are available to Buyer or its Affiliates.  Within 30 days after Parent’s receipt of the Customer Advances Amount Statement, Parent shall notify Buyer as to whether Parent agrees or disagrees with the Customer Advances Amount Statement and, if Parent disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement.  If Parent provides a notice of agreement or does not provide a notice of disagreement within such 30-day period, then Parent shall be deemed to have accepted the Customer Advances Amount Statement as delivered by Buyer, which shall then be final, binding and conclusive for all purposes hereunder.  If any notice of disagreement is timely provided in accordance with this Section 1.4(c), then Buyer and Parent shall each use commercially reasonable efforts for a period of 30 days thereafter to resolve any disagreements with respect to the calculations of the Customer Advances Amount.

(d)           If, at the end of the thirty (30) day period referred to in Section 1.4(c), Buyer and Parent are unable to resolve any disagreements as to the calculation of the Customer Advances Amount, then KPMG LLP (or if KPMG LLP is not willing and able to serve in such capacity, Deloitte Touche Tohmatsu or another independent accounting firm as mutually selected by Buyer and Parent) shall resolve any remaining disagreements.  If neither KPMG LLP nor either such mutually selected accounting firm is willing and able to serve in such capacity, then Parent shall deliver to Buyer a list of three other accounting firms of recognized national or regional standing, and Buyer shall select one of such three accounting firms (such firm as is ultimately selected pursuant to this Section 1.4(d) being for the purposes of this Section 1.4 only the “Accountant”).  The Accountant shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant, whether the Customer Advances Amount as calculated by Buyer was prepared in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in the notice of disagreement and submitted to the Accountant) whether and to what extent, if any, the Customer Advances Amount requires adjustment.

(e)           The Accountant shall allocate its costs and expenses between Buyer and Parent based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to each such party such that each such party bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the other party.  For example, if Parent claims the Customer Advances Amount is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Parent, and if the Accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the Accountant’s costs and expenses shall be allocated 60% (i.e. 300/500) to Buyer and 40% (i.e. 200/500) to Parent.  The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.

(f)            Promptly following the date upon which the Customer Advances Amount is finally determined in accordance with this Section 1.4, and in any event within five Business Days of such date, Seller shall pay to Buyer an amount equal to Customer Advances Amount, together with interest at a rate equal to five percent (5%) per annum on such amount from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds.  Any payments made pursuant to this Section 1.4 will be deemed to be an adjustment to the Purchase Consideration.

Section 1.5             Aged Payables.  As of immediately prior to Closing, Parent shall pay or cause to be paid all accounts payables arising from the Non-Houston Business that are 45 days past invoice date as of the Closing Date.  To the extent any such account payable is not satisfied in accordance with the prior sentence, Parent shall immediately reimburse Buyer for such amounts satisfied by Buyer or its Affiliates after the Closing.

ARTICLE 2.
CLOSING

Section 2.1             Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at 10:00 a.m. local time on the Closing Date at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018 unless the Parties hereto otherwise agree.

Section 2.2             Deliveries by Buyer at Closing.

(a)           Consideration to Seller.  Buyer shall deliver, or cause to be delivered, to Seller the Purchase Consideration.

(b)           Buyer Certificates.  Buyer shall furnish Seller with:

(i)             a certificate executed by the Secretary of Buyer certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of Buyer and (B) incumbency matters with respect to Buyer;

(ii)            a certificate of the appropriate Governmental Entity certifying the status or Good Standing of Buyer in its jurisdiction of incorporation; and

(iii)           a certificate signed by an officer of Buyer as to the fulfillment of the conditions set forth in Section 6.2(a) and (b).

Section 2.3             Deliveries by Seller at Closing.

(a)           Instruments and Possession.  To effect the sale and transfer referred to in Section 1.1, Seller shall execute and deliver to Buyer or its designee, as applicable:

(i)            certificates representing the Rodeo Stock duly endorsed (or accompanied by a duly executed stock power) and in form for transfer to Buyer or its designees, as applicable;

(ii)           the stock books, stock ledgers, minute books and corporate seals of each Rodeo Entity as of the Closing Date; provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.3(a)(ii) if such item has been delivered to or is otherwise certified to Buyer by a duly authorized officer of Seller to be located at the offices of Rodeo, LTME or LTAP, respectively, as of the Closing Date; and

(iii)          such other instruments and documents in form and substance reasonably acceptable to Buyer as shall be reasonably requested by Buyer to effect the Closing in accordance with the provisions hereof.

(b)           Seller Certificates.  Seller shall furnish Buyer with:

(i)            a certificate executed by the Secretary of Seller certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of Seller and (B) incumbency matters with respect to Seller;

(ii)           a certificate of the appropriate Governmental Entity certifying the status or Good Standing of Seller in the State of Texas and each Rodeo Entity in its jurisdiction of organization (if available in such jurisdiction); and

(iii)          a certificate signed by Seller as to the fulfillment of the conditions set forth in Section 6.1(a) and, with respect to obligations of Seller, Section 6.1(b).

(c)           Consents.  Seller shall deliver to Buyer executed copies of each of the Consents or Governmental Authorizations listed on Schedule 3.2(c).

(d)           Resignations of Seller Designated Directors and Officers.  Seller shall deliver to Buyer letters dated as of the Closing Date effecting the resignation of each director and officer of each Rodeo Entity who serves in such position solely as a representative of Seller and not otherwise in an operational or managerial position with the Business.

(e)           Transition Services Agreement.  Seller and Rodeo shall execute and deliver the Transition Services Agreement substantially in the form attached hereto as Exhibit A.

(f)            Transition Manufacturing and Supply Agreement.  Seller and Rodeo shall execute and deliver the Transition Manufacturing and Supply Agreement substantially in the form attached hereto as Exhibit B.

(g)           Transferred Assets Assignment Agreement.  Parent and/or its applicable Subsidiaries on the one hand and Rodeo on the other hand shall execute and deliver the Transferred Assets Assignment Agreement in the form attached hereto as Exhibit C.

(h)           Retained Assets Assignment Agreement.  Parent and/or its applicable Subsidiaries on the one hand and the applicable Transferred Entities on the other hand shall execute and deliver the Retained Assets Assignment Agreement substantially in the form attached hereto as Exhibit D.

(i)            Cooperation Agreement.  Prior to the Closing, Parent and Rodeo shall execute and delivered the Cooperation Agreement substantially in the form attached hereto as Exhibit E.

(j)            Steel Supply Agreement.  Seller and Rodeo shall execute and delivered the Steel Supply Agreement substantially in the form attached hereto as Exhibit F.

(k)           Trademark License Agreement.  Seller and Rodeo shall execute and deliver the Trademark License Agreement addressing certain of Seller’s trademarks substantially in the form attached hereto as Exhibit G.

Section 2.4             Deliveries by Parent at Closing.

(a)           Parent Certificates.  Parent shall furnish Buyer with:

(i)            a certificate executed by the Secretary of Parent certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of Parent and (B) incumbency matters with respect to Parent;

(ii)           a certificate signed by Parent as to the fulfillment of the conditions set forth in Section 6.1(a) and, with respect to obligations of Parent, Section 6.1(b); and

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller, jointly and severally, hereby represent and warrant to Buyer that the following representations and warranties are true and correct:

Section 3.1             Organization and Good Standing.

(a)           Each of Parent and Seller is duly organized, validly existing and in Good Standing under the laws of its respective jurisdiction of incorporation with full power and authority to conduct its business and to perform all its obligations under this Agreement.

(b)           Each Rodeo Entity is duly organized, validly existing and in Good Standing under the laws of its jurisdiction of organization with full power and authority to conduct its business, to own or use its assets and to perform all its obligations under any Contracts to which it is a party.  Each Rodeo Entity is duly qualified to do business and is in Good Standing under the laws of each jurisdiction in which either the ownership of any of its assets or the operation of its businesses requires such qualification, except where the failure to be so qualified or in Good Standing is not a Material Adverse Effect.

(c)           Seller has made available to Buyer true and correct copies of the Organizational Documents of each Rodeo Entity, in each case as amended to the date hereof and presently in effect, and has made available to Buyer copies of each Rodeo Entity’s minute books and stock or comparable records, in each case in all material respects true and correct and as in effect on the date of this Agreement and presently in effect.  No Rodeo Entity is in violation of its Organizational Documents and, except as set forth on Schedule 3.1(c), no amendments thereto are currently pending.

Section 3.2             Authority; No Conflict.

(a)           Each of Parent and Seller has all requisite power, authority and capacity, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a Party.  This Agreement has been duly authorized, executed and delivered by each of Parent and Seller, and constitutes the legal, valid, and binding obligation of each of Parent and Seller, enforceable against such Person in accordance with its terms.  At Closing, each of the Ancillary Agreements will have been duly authorized, executed and delivered by each of Parent, Seller or their Affiliates who will to be a party thereto, and will, when duly authorized, executed and delivered by each of the other parties thereto, constitute the legal, valid and binding obligation of each of Parent, Seller or their Affiliates who is a party thereto, except that enforceability of this Agreement and the Ancillary Agreements may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)           Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with or result in a violation of (A) any provision of Parent’s, Seller’s or any Rodeo Entity’s Organizational Documents or (B) any resolution adopted by the board of directors or shareholders of Parent, Seller or any Rodeo Entity;

(ii)           contravene, conflict with or result in a violation of, or give any Governmental Entity (other than with respect to the Antitrust Approvals) or any other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Rodeo Entity may be subject;

(iii)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by  any Rodeo Entity;

(iv)          contravene, conflict with or result in a violation or breach of any provision of, or loss of benefit or rights under, or give any Person the right to declare a Default or exercise any remedy or rights under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract set forth on Schedule 3.13(a); or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to the Rodeo Stock, the equity interests in the Transferred Entities or any material asset of any Rodeo Entity or the Business other than, with respect to any such asset other than the Rodeo Stock, Permitted Encumbrances.

With respect to clauses 3.2(b)(ii) through 3.2(b)(v) such representations are limited to any such contravention, conflict, violation or Encumbrance which is a Material Adverse Effect.

(c)           Except for the Antitrust Approvals and the Vicksburg Notice, and except as set forth on Schedule 3.2(c), no notices, reports, registrations or other filings are required to be made by Parent, Seller or any Rodeo Entity with, nor are any Consents required to be obtained that have not already been obtained by Parent, Seller or any Rodeo Entity from, any Person in connection with the execution, delivery or the performance of this Agreement by Parent or Seller or the Ancillary Agreements to which such Person is to be a party, except where the failure to make such notice, report, registration or other filing or obtain such Consent is a Material Adverse Effect.

Section 3.3             Capitalization.

(a)           Rodeo has 1,000 shares of capital stock authorized and outstanding, all of which are owned of record and beneficially by Seller and represent all of the equity interests and securities of Rodeo.  LTME has 1,000,000 units authorized and outstanding, and LTAP has 1 share of capital stock authorized and outstanding, in both cases, all of which is owned, as of the date of this Agreement, of record and beneficially by LeTourneau Technologies International, Inc., a wholly-owned subsidiary of Seller, and represents all of the equity interests and securities of LTME and LTAP, respectively.  The Rodeo Stock and the equity interests in the Transferred Entities are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Encumbrances, and were issued in accordance with all applicable Legal Requirements.  Except as set forth on Schedule 3.3(a), there are no outstanding (i) securities convertible into or exchangeable for the capital stock (or other equity interests) of any Rodeo Entity, (ii) options, warrants or other rights to purchase or subscribe for capital stock (or other equity interests) of any Rodeo Entity or (iii) Contracts or understandings of any kind relating to the issuance, acquisition, transfer, repurchase, redemption, reacquisition, registration, disposition or voting of any capital stock (or other equity interests) of any Rodeo Entity, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, any Rodeo Entity or any of their holders of capital stock or other securities is subject or bound.  Except as set forth on Schedule 3.3(a), there is no Person (other than Buyer) who is entitled to acquire or receive any shares of capital stock or other securities of Rodeo and there is no Person (other than Rodeo) who is entitled to acquire or receive any shares of capital stock or other securities of any Rodeo Entity.

(b)           At the Closing, Seller shall transfer to Buyer good and valid title to the Rodeo Stock free and clear of all Encumbrances.  At and following the Closing, Buyer will be the sole stockholder of Rodeo and will own the Rodeo Stock free and clear of any Encumbrances, other than those arising from acts of Buyer or its Affiliates.

(c)           On or prior to Closing, Parent shall have caused its Affiliates to transfer to Rodeo, as Transferred Drilling Assets, all of the equity interests in each Transferred Entity, in each case, in accordance with the provisions of Section 5.11(a).  At and following the Closing, Rodeo will be the sole equity holder of each Transferred Entity and will own such equity interests free and clear of any Encumbrances, other than those arising from acts of Buyer or its Affiliates.  Other than as contemplated by this Section 3.3(c), no Rodeo Entity owns, directly or indirectly, any capital stock, membership or limited liability company interests, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.4             Financial Statements.

(a)           Set forth on Schedule 3.4(a) are (i) the unaudited consolidating balance sheet for the Rodeo Entities as of June 22, 2011 (the “Balance Sheet”) and the unaudited consolidating statements of income of the Rodeo Entities for the period from January 1, 2011 through June 22, 2011 and (ii) the unaudited segment balance sheet and income statement for both segments of the Business (i.e., the drilling systems segment and offshore products segment) as of March 31, 2011, December 31, 2010, December 31, 2009 and December 31, 2008 (collectively, the “Financial Statements”).  The Financial Statements (i) have been prepared in accordance with the Accounting Principles, (ii) fairly present, in all material respects the financial condition and the results of operations, income, expenses, assets, liabilities and changes in shareholders’ equity, on a segmented basis, of the Rodeo Entities and both segments of the Business (i.e., the drilling systems segment and offshore products segment) as of the respective dates of, and for the periods referred to in, the Financial Statements and (iii) have been prepared in accordance with the books and records of the Rodeo Entities.

(b)           To the Knowledge of Seller, except as set forth on Schedule 3.4(b), the Rodeo Entities maintain systems of internal control over financial reporting that have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with the Accounting Principles, including internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with the Accounting Principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.5             Undisclosed Liabilities; Indebtedness; Support Obligations.

(a)           To the Knowledge of Seller, no Rodeo Entity has any Liabilities of a nature required by GAAP to be reflected on a consolidated balance sheet of the Rodeo Entities or in the notes thereto, except Liabilities that are (i) disclosed, reflected or reserved for in the Balance Sheet and the notes thereto or (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date and not a Material Adverse Effect (none of which results from any breach of contract, breach of warranty, tort, infringement or violation of Legal Requirements).

(b)           Except as set forth on Schedule 3.5(b), no Rodeo Entity has any outstanding Indebtedness.

(c)           Schedule 3.5(c) sets forth a true, complete and correct list of all of the guaranties, letters of credit, performance bonds and other similar items issued and outstanding in connection with or for the benefit of the Business or any Rodeo Entity.

Section 3.6            Sufficiency of Assets.  Except with respect to real property, which is the subject of the representations and warranties contained in Section 3.7, each Rodeo Entity owns and has good and valid title to all material assets, properties and interests reflected on its books as owned by it, and valid and subsisting leasehold interests in all of the material assets and properties purported to be leased by it, including as of Closing, subject to Section 5.11(d), all of the Transferred Drilling Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth on Schedule 3.6, together with the rights, powers, privileges and benefits of the Rodeo Entities under the Ancillary Agreements and as may be provided to Buyer and/or the Rodeo Entities pursuant to Section 5.11(d), immediately following the Closing, the assets, rights, properties (real and personal) and interests of the Rodeo Entities will constitute all of the assets, rights, properties (real and personal) and interests required to operate the Business in all material respects in the manner conducted by Seller and its Subsidiaries during the period of one year prior to the date hereof, except for the disposition of obsolete or worn-out equipment in the Ordinary Course Of Business.

Section 3.7             Real Property.

(a)           As of the Closing, LTAP and LTME will own no real property and no interest in real property.  Schedule 3.7(a) lists the legal description or address of all real property and interests in real property that will be owned by Rodeo as of Closing (such property, together with all improvements thereon and rights on or appurtenances thereto, the “Owned Real Property”).  Other than as set forth on Schedule 3.7(a), with respect to each such parcel of Owned Real Property, as of Closing:

(i)            each Rodeo Entity has good and indefeasible title to each parcel of Owned Real Property, free and clear of any Encumbrances, other than Permitted Encumbrances;

(ii)           there are no leases, subleases, licenses, concessions, or other agreements granting to any third party or third parties the right of use or occupancy of any Owned Real Property, or any portion thereof; and

(iii)          there are no outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion thereof or interest therein.

(b)           As of Closing, no Rodeo Entity is a tenant under any real property lease, except for the leases set forth on Schedule 3.7(b) (the “Real Property Leases”).

(c)           As of Closing, none of the real property (including the improvements thereon and rights on or appurtenances thereto) leased to any Rodeo Entity pursuant to the Real Property Leases (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) is subject to any sublease or license to any third party made by or binding upon any Rodeo Entity.  Except as set forth on Schedule 3.7(c), as of Closing, a Rodeo Entity has a valid and subsisting leasehold interest in all Leased Real Property, free and clear of any Encumbrances, other than Permitted Encumbrances.

(d)           Except as set forth on Schedule 3.7(d), as of Closing, (i) none of the Real Property Leases has been, in any material respect, modified, amended, renewed or extended and each of the Real Property Leases is in full force and effect and (ii) each Rodeo Entity has paid all rent and other charges due and complied, in all material respects, with all of its obligations under the Real Property Leases.

(e)           The Rodeo Entities have sufficient rights of physical and legal ingress and egress to and from the Real Property to the extent required in all material respects to operate the facilities used in the Business located on such real property substantially as currently operated, and, to the Knowledge of Seller, no conditions exist that would reasonably be expected to result in the termination of such rights of ingress and egress.

(f)            There are no pending, or, to the Knowledge of Seller, Threatened, condemnation, annexation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property that would reasonably be expected to have a material adverse effect on or change in the value of or the use of such property as it is presently used in connection with the Business, nor has Seller, or any Rodeo Entity received written notice of any pending or Threatened special assessment proceedings affecting in any material respect the Owned Real Property or real property subject to the Real Property Leases.

(g)           Except with respect to those matters that have been fully resolved and are no longer pending as of the date of this Agreement, none of Seller nor any Rodeo Entity has received any written notice or complaint with respect to any material violation of any covenants, conditions, restrictions or contractual obligations applicable to any of the Real Property.

(h)           To the Knowledge of Seller, as of Closing, there are no Persons in possession of any material portion of the Real Property other than as set forth on Schedule 3.7(h).

Section 3.8             Absence of Certain Changes and Events.  Except as expressly provided herein or as set forth on Schedule 3.8, since the Balance Sheet Date through the date of this Agreement, the Rodeo Entities and the Business have been operated and maintained in the Ordinary Course of Business and there has been no:

(a)           Material Adverse Effect;

(b)           change in accounting methods, principles or practices by any Rodeo Entity other than as required by GAAP, SEC guidance or other applicable Legal Requirement;

(c)           damage, destruction or loss (whether or not covered by insurance) with an adverse economic consequence of more than $2,000,000 individually or in the aggregate on the Business;

(d)           waiver or release of any right or claim of any Rodeo Entity or the Business related to its activities or properties which had or will have an adverse economic consequence of more than $2,000,000 individually or in the aggregate on the Business;

(e)           amendment, cancellation or termination of any Contract or entry into any Contract which is not in the Ordinary Course of Business and involves payments or the exchange of goods or services in excess of $2,000,000 over a 12-month period;

(f)           mortgage, pledge or other Encumbrance of the Rodeo Stock, the equity interests in the Transferred Entities or any asset of the Business, other than, in the case of assets other than the Rodeo Stock, Permitted Encumbrances incurred in the Ordinary Course of Business;

(g)           sale, assignment or transfer to any Person of any of the assets related to or used in the Business with a value in excess of $2,000,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business; or

(h)           failure to pay or satisfy when due any Liability of any Rodeo Entity in each case other than in the Ordinary Course of Business; or

(i)            agreement by any Rodeo Entity to do any of the things described in the preceding clauses (a) through (h).

Section 3.9             Taxes.  Except as set forth on Schedule 3.9,

(a)           The Rodeo Entities have timely filed with the appropriate Tax authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns.  All such Tax Returns were complete and correct in all material respects.  All material Taxes whether or not shown as due on such filed Tax Returns have been paid.  For purposes of this Section 3.9 only, “material” is a change in Tax liability that is in excess of $100,000.

(b)           The Rodeo Entities have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)           (i) No material deficiencies for Taxes of any Rodeo Entity have been claimed, proposed or assessed in writing by any Tax authority that have not been finally settled or paid; (ii) there are no pending, or to the Knowledge of Seller, Threatened audits, suits, proceedings, actions or claims for or relating to any material Liability in respect of Taxes of any Rodeo Entity; and (iii) no Rodeo Entity has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.

(d)           There are no material Tax liens upon any property or assets of any Rodeo Entity except for Permitted Encumbrances.

(e)           No Rodeo Entity is a party to or bound by any binding Tax sharing, Tax indemnity, Tax allocation or gain recognition agreement or other similar arrangement with any Person (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the Ordinary Course of Business).

(f)            No claim has been made in writing in the last five years by any Tax authority in a jurisdiction where any Rodeo Entity does not file a Tax Return that any Rodeo Entity is or may be subject to taxation by that jurisdiction.

(g)           No Rodeo Entity has at any time participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)           No Rodeo Entity has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)            No Rodeo Entity has been a member in the last five years of a consolidated, combined or unitary Tax group other than any group that includes Seller or a group that includes Rowan or consists solely of Subsidiaries of Rowan.

(j)            No Rodeo Entity has any material income or gain reportable for a Post-Closing Tax Period attributable to a transaction (e.g., an installment sale) occurring in a Pre-Closing Tax Period which resulted in a deferred reporting of income or gain from such transaction.  No Rodeo Entity will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(a) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or under Section 108(i) of the Code (or any similar provision of the Tax laws of any jurisdiction) in respect of any cancellation of indebtedness income realized on or prior to the Closing and deferred to a Post-Closing Tax Period.

(k)           Parent has delivered or made available to the Buyer true, correct and complete copies of information relating to the Business from the following sources: (i) all material Tax Returns filed by or on behalf of any Rodeo Entity for all completed Tax years of Rodeo that remain open for audit or review by the relevant Tax Authority and (ii) all ruling requests, notices of proposed deficiencies, settlement agreements, tax opinions and memoranda, and similar documents or communication sent or received by any Rodeo Entity relating to Taxes in each case for taxable periods in which the statute of limitations (including extensions thereof) has not expired.

Section 3.10           Employees and Employee Benefits.

(a)           Schedule 3.10(a) sets forth a correct and complete list of all Employee Plans in effect on the date of this Agreement.

(b)           With respect to each Employee Plan that is maintained under the laws of the United States (each a “U.S. Benefit Plan”):

(i)            no U.S. Benefit Plan is subject to Title IV of ERISA.  To Seller’s Knowledge, no assets of any Rodeo Entity are subject to a lien under Section 4064 or 4068 of ERISA;

(ii)           each U.S. Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such U.S. Benefit Plan has not yet expired, and, to the Knowledge of Seller, no event has occurred that is reasonably likely to result in such U.S. Benefit Plan losing its tax-qualified status;

(iii)          except for any non-compliance which is not a Material Adverse Effect, each U.S. Benefit Plan has been operated in compliance with all Legal Requirements, and each U.S. Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been in compliance in form and in operation with Section 409A of the Code;

(iv)          to the Knowledge of Seller, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code other than a transaction that is exempt under a statutory or administrative exemption) with respect to any U.S. Benefit Plan that could reasonably be expected to result in a material Liability to any Rodeo Entity;

(v)           except as, or for any non-compliance which, is not a Material Adverse Effect, no U.S. Benefit Plan constitutes a multiemployer plan (within the meaning of Section 3(37) of ERISA), and no Rodeo Entity nor any of their ERISA Affiliates has, in the past six years, contributed to or otherwise had any Liability in connection with (i) any multiemployer plan (within the meaning of Section 3(37) of ERISA) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Rodeo Entity could reasonably be expected to incur any Liability under Section 4063 or 4064 of ERISA;

(vi)          except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each U.S. Benefit Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Plan):  (A) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred in the current plan year or in the previous two plan years of such U.S. Benefit Plan; (B) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) for which an excise tax is due (or would have been due in the absence of a waiver) as of the most recently ended plan year of such U. S.  Benefit Plan; (C) all premiums (and interest charges and penalties for late payment, if applicable) due prior to the date of this Agreement have been paid when due to the PBGC; and (D) no filing has been made by Seller or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any U.S. Benefit Plan and, to the Knowledge of Seller, no condition exists prior to the date of this Agreement which could constitute grounds for the termination of any such U.S. Benefit Plan by the PBGC; and

(vii)         except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no existing circumstances nor the transactions contemplated by this Agreement could reasonably be expected to result in any Liabilities with respect to any U.S. Benefit Plan under Title IV of ERISA, other than for payment of premiums to the PBGC, and no existing circumstances exist that could reasonably be expected to result in any Liabilities with respect to any U.S. Benefit Plan under Section 4971 of the Code.

(c)           Except as disclosed on Schedule 3.10(c), with respect to each Employee Plan that is maintained primarily for the benefit of Rodeo Employees employed in countries other than the United States (each a “Foreign Benefit Plan”):

(i)            except for any non-compliance which is not a Material Adverse Effect, each Foreign Benefit Plan is in compliance with all Legal Requirements;

(ii)           except for accrued benefits under the Foreign Benefit Plan and as is not a Material Adverse Effect, no material Liability exists or reasonably could be imposed upon the assets of Rodeo by reason of such Foreign Benefit Plan; and

(iii)          except for any non-compliance which is not a Material Adverse Effect, each Foreign Benefit Plan required to be registered has been registered and maintained in all respects in good standing with applicable Governmental Entities.

(d)           Seller has made available to Buyer complete copies of (i) each Employee Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, and all amendments thereto, (ii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to each U.S. tax-qualified retirement plan, (iii) the most recent determination or opinion letter, if any, issued by the IRS with respect to any U.S. Benefit Plan and any pending request for such a determination letter and (iv) with respect to each U.S. Benefit Plan, all filings made with any Governmental Entities with respect to any voluntary compliance, tax qualification or other programs, other than routine filings of premiums or informational returns.

(e)           Except for any non-compliance which is not a Material Adverse Effect, all contributions due with respect to any Employee Plan have been made in all material respects as required and have been accrued on the Financial Statements in accordance with GAAP (except as indicated in the notes thereto).

(f)            Except for any action, claim, lawsuit, arbitration, audit, inquiry or proceeding which is not a Material Adverse Effect, there are no actions, claims, lawsuits or arbitrations pending or, to the Knowledge of Seller, Threatened in writing with respect to any Employee Plan other than routine claims for benefits, and there are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, Threatened by any Governmental Entity with respect to any Employee Plan.

(g)           Except as disclosed on Schedule 3.10(g), the execution of this Agreement and the consummation of the Transactions (alone or together with any other event) will not (i) entitle any Person to any material payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Plan, (ii) otherwise trigger any material acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Plan, or (iii) trigger any obligation to materially fund any Employee Plan.  No benefit that is or may become payable as a result of the consummation of the Transactions shall constitute an excess parachute payment (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of  Section 280G of the Code.

(h)           Except as disclosed on Schedule 3.10(h), no Employee Plan provides for retiree medical or other material post-employment welfare benefits (except COBRA or similar coverage required by applicable law).  No Rodeo Entity maintains any welfare benefit trust that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

Section 3.11           Compliance with Legal Requirements; Governmental Authorizations.

(a)           Other than with respect to laws concerning Taxes (which are addressed in Section 3.9), laws concerning employee benefits (which are addressed in Section 3.10), and Environmental Laws (which are addressed in Section 3.14):

(i)            the Rodeo Entities and the Business are, and at all times since January 1, 2010 have been, in compliance in all material respects with each Legal Requirement that is or was applicable to it;

(ii)           no event has occurred or circumstance exists (with or without notice or lapse of time) (A) that is reasonably likely to constitute or result in a material violation by any Rodeo Entity or the Business of, or a material failure on the part of Rodeo, any Rodeo Entity or the Business to comply with, any Legal Requirement applicable to it or (B) that is reasonably likely to give rise to any material obligation on the part of any Rodeo Entity or the Business; and

(iii)          none of Seller or any Rodeo Entity has received, at any time since January 1, 2010, any written or other notice or other communication from any Governmental Entity or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement applicable to any Rodeo Entity or the Business or (B) any actual or alleged material obligation on the part of any Rodeo Entity or the Business.

(b)           Except as set forth on Schedule 3.11(b), each of Rodeo and each Rodeo Entity possesses all material Permits, all such material Permits are in full force and effect, and the Rodeo Entities are and at all times since January 1, 2010 have been in compliance in all material respects with all material Permits.  No Rodeo Entity has received any notice to the effect that, or otherwise been advised of (i) any actual or alleged material violation of, or failure to comply with, any material Permits or (ii) any actual or alleged revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Permit or the commencement or Threatened commencement of any proceeding to do any of the foregoing.  To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to  (i) constitute or result directly or indirectly in a material violation by any Rodeo Entity of, or a failure on the part of any Rodeo Entity to comply with, any material Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Permit.

Section 3.12           Legal Proceedings; Orders.  Except as set forth on Schedule 3.12, there is no Legal Proceeding or Order (a) pending or, to the Knowledge of Seller, Threatened against or affecting the Business, any Rodeo Entity or their respective assets, properties, operations or business or (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions.  Except as set forth on Schedule 3.12, no Rodeo Entity nor the Business is subject to or in Default with respect to any Order of any Governmental Entity, and there are no unsatisfied judgments against any Rodeo Entity.  To the Knowledge of Seller, there is no investigation of Seller or any of its Affiliates relating to the Business by a Governmental Entity that is a Material Adverse Effect.

Section 3.13           Contracts; No Defaults.

(a)           Schedule 3.13(a) contains a complete and accurate list, and Seller has made available to Buyer true and complete copies (excluding certain technical or other contract attachments which are not reasonably necessary for an understanding of the contracts and the terms thereof and the parties’ rights and obligations thereunder), of:

(i)            (A) each Contract that involves performance of services or delivery of goods by any Rodeo Entity or the Business during any 12-month period as of the date of this Agreement of an amount or value, individually or, for a series of related Contracts, in the aggregate, in excess of $2,000,000; and (B) the customers that had one or more purchase orders open during the 12-month period prior to the date hereof that individually or in the aggregate total more than $800,000 and the aggregate amount of such purchase orders for each such customer;

(ii)           (A) each Contract that involves performance of services or delivery of goods or materials to any  Rodeo Entity or the Business during any 12-month period as of the date of this Agreement, of an amount or value, individually or, for a series of related Contracts, in the aggregate, in excess of $4,000,000; and (B) the vendors that had one or more purchase orders open during the 12-month period prior to the date hereof that individually or in the aggregate total more than $1,600,000 and the aggregate amount of such purchase orders for each such vender;

(iii)          each Contract related to any Rodeo Entity or the Business that was not entered into in the Ordinary Course of Business and that involves goods or services of an amount or value in excess of $1,600,000;

(iv)          each lease relating to the Real Property Leases and lease of tangible personal property of any Rodeo Entity and other Contracts, in each case, affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any other assets used in the Business (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments, in each case, of less than $400,000 and with terms of less than one year);

(v)           each material license agreement with respect to patents, trademarks, copyrights or other material Intellectual Property used in the Business, excluding licenses for software that is commercially available from a third party pursuant to “shrink wrap,” “click-through” or other standard form license agreements with an individual one-time or annual royalty or license fee of $40,000 or less;

(vi)          each joint venture, partnership or similar agreement or arrangement involving any Rodeo Entity or the Business and each other Contract, in each case involving a sharing of profits, losses, costs or liabilities related to the Business with any other Person or involving an obligation to provide funds to or make an investment in any other Person;

(vii)         each Contract containing covenants that in any way purport to restrict the business activity of any Rodeo Entity or the Business;

(viii)        each Contract related to the Business providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods with a value less than $400,000;

(ix)           each Contract related to the Business for capital expenditures in excess of $1,600,000 from and after the date of this Agreement;

(x)            each Contract entered into or assumed by any Rodeo Entity after January 1, 2007 in which such Rodeo Entity has an obligation in respect of providing for indemnification or purchase price adjustment in connection with any disposition, sale or other transfer of any present or former business or commercial activity and with respect to which any party thereto has continuing material obligations;

(xi)           each Contract that contains a provision involving a change of control of any Rodeo Entity requiring the consent of a third party to, or giving a third party the right to terminate following, such change of control and that is material to such Rodeo Entity;

(xii)          each Contract under which any Rodeo Entity has directly or indirectly guaranteed Indebtedness or Liabilities (other than endorsements for the purpose of collection in the Ordinary Course Of Business) of any Person which, individually, is in excess of $400,000;

(xiii)        each Contract granting any Encumbrance (other than a Permitted Encumbrance) upon any asset, property or right that is material to any Rodeo Entity or the Business;

(xiv)        each Contract relating to the Business that is a distributor, agency, dealer, sales representative or similar Contract;

(xv)         each Contract relating to the Business that is an advertising or marketing Contract and that is material to the Business taken as a whole;

(xvi)        each Contract between any Rodeo Entity on the one hand, and Seller or any Affiliate of Seller (other than any Rodeo Entity) on the other hand;

(xvii)       each Contract that is for services with any employee, director, or consultant and any such oral agreements which are not terminable at will by any Rodeo Entity; and

(xviii)      each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)           Except as set forth on Schedule 3.13(b), to the Knowledge of Seller, no officer, director, agent, employee or consultant of any Rodeo Entity or the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee or consultant to (A) engage in or continue any conduct, activity or practice related to the Business or (B) assign to any other Person any rights to any invention, improvement or discovery related to the Business.

(c)           Each Contract identified on Schedule 3.13(a) is in full force and effect and is valid and enforceable against the Rodeo Entity party thereto and, to the Knowledge of Seller, against each other party thereto in accordance with its terms, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(d)           For each Contract identified on Schedule 3.13(a) and except as set forth on Schedule 3.13(d):

(i)            the Rodeo Entity party thereto is and, as applicable, Seller or any Affiliate of Seller party thereto prior to assignment of such Contract to a Rodeo Entity is, in compliance in all material respects with all terms and requirements of each such Contract (other than provisions relating to maintaining the confidentiality of such terms to the extent violated by disclosures of such terms to prospective purchasers of the Business in connection with the sale of the Business to Buyer);

(ii)           to the Knowledge of Seller, each other Person that has or had any obligation or Liability under any such Contract is in compliance in all material respects with all terms and requirements of such Contract; and

(iii)          since January 1, 2010, none of Seller nor any Rodeo Entity has given to or received from any other Person any written notice or other communication regarding the termination of or any actual or alleged material violation or breach of, or material Default under, any such Contract.

(e)           Except as set forth on Schedule 3.13(e), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid or payable to any Rodeo Entity or the Business in excess of $800,000 under Contracts remaining to be performed as of the date of this Agreement.

(f)           Parent and its Affiliates are in compliance in all material respects with all terms and requirements of the Rowan-Joy Purchase Agreement and, to the Knowledge of Seller, as of the date hereof Rowan is in compliance in all material respects with all terms and requirements of the Rowan-Joy Purchase Agreement.  As of the date hereof, neither Parent nor any of its Affiliates has given to or received from any other Person any written notice or other communication regarding any actual or alleged material violation or breach of, or Default or indemnification claim under, the Rowan-Joy Purchase Agreement.

Section 3.14           Environmental Matters.  Except as set forth on Schedule 3.14 or, with respect to subsections (a) through (f) below, except as, and for any non-compliance which, is not a Material Adverse Effect:

(a)           Each Rodeo Entity and the Business are, and for the last five years have been, in compliance with all Environmental Laws applicable to it, and no Rodeo Entity has any Liability under any such Environmental Law.

(b)           Each Rodeo Entity holds, and is in compliance in all respects with, all Environmental Permits (each of which is in full force and effect) required for it to own, use, operate, and conduct the Business under applicable Environmental Laws, and is, and within the period of the last five years has been, in compliance with all such Environmental Permits.  There are no unresolved or uncorrected violations in respect of any such Environmental Permits; no proceeding is pending or, to the Knowledge of Seller, Threatened to revoke or limit any such Environmental Permit; and the consummation of the Transactions will not result in the review, non-renewal, revision, major modification, revocation or termination of any such Environmental Permit or subject any such Environmental Permit to prior consent by any Governmental Entity.

(c)           None of Seller nor any Rodeo Entity has received any written notice, demand, letter or request for information alleging violation of or Liability that has not been confirmed in writing to have been addressed to the satisfaction of the responsible Government Entity under any Environmental Law and no Environmental Claim is pending or, to the Knowledge of Seller, Threatened against a Rodeo Entity or the Business.

(d)           There are no past or present events, conditions, circumstances, activities, incidents, actions or omissions relating to or in any way affecting any Rodeo Entity or, in respect of the Business, any of its Affiliates, or any past or current Facility, including Releases at real property owned, operated or leased by a third party, that would reasonably be expected to give rise to any liability for Cleanup by, or be expected to form the basis of any Environmental Claim against, any Rodeo Entity or the Business, or against any Person whose Liability has been imposed upon, retained by, or assumed by, a Rodeo Entity, in each case either contractually or by operation of law.

(e)           There are no above-ground or underground storage tanks that contain or contained Hazardous Material, polychlorinated biphenyls or friable asbestos containing material at any Facility owned or operated by any Rodeo Entity or the Business since January 1, 2006 that are not or were not at all relevant times maintained, operated, sealed, closed or disposed of in accordance with all applicable Environmental Laws.

(f)            Buyer has been given access to all non-privileged, third party environmental audits, investigations, studies, tests, reviews, and reports conducted since January 1, 2007, including all environmental assessments (e.g., Phase 1 or Phase 2 reports), which, in each case, are in the possession or control of Seller or any of its Affiliates relating to the past or current Facilities or operations of the Business of any Rodeo Entity and their respective predecessors.

(g)           This Section 3.14 is the sole and exclusive representation regarding matters under Environmental Law, Environmental Claims, Environmental Permits, or otherwise relating to Hazardous Materials or the Environment.

Section 3.15          Employment and Labor Matters.  Except as set forth in Schedule 3.15 and, other than with respect to clause (iii) below, except as, and for any non-compliance which, is not a Material Adverse Effect, (i) there are no suits, actions, investigations, proceedings, charges, grievances or attorney demand letters, pending or, to the Knowledge of Seller, Threatened, involving the Business, any Rodeo Entity and any Rodeo Employee or former Rodeo Employee, (ii) there is no labor strike, slowdown, stoppage, lockout or labor dispute pending, affecting or, to the Knowledge of Seller, Threatened, against any Rodeo Entity or the Business, and since January 1, 2010, there has not been any such action, (iii) no Rodeo Entity is a party to any collective bargaining agreement, labor union contract or legally binding commitment to any labor union or works council applicable to any Rodeo Employee, and, to the Knowledge of Seller, there are no union organizing activities among any Rodeo Employees or proceedings involving any labor union to organize or represent any such Rodeo Employees, (iv) to the Knowledge of Seller, Rodeo has not engaged in any unfair labor practices as defined in the National Labor Relations Act or other similar Law, (v) there are no unfair labor practice charges or other applications or proceedings before a labor relations board or any similar authority currently pending or, to the Knowledge of Seller, Threatened, involving any Rodeo Entity and any Rodeo Employee or the Business, (vi) none of any Rodeo Entity or the Business is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employment practices with respect to any Rodeo Employees, and (vii) since January 1, 2010, Rodeo has not effected (y) a “plant closing” (as defined by the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Rodeo or the Business in the United States or (z) a “mass layoff” (as defined by the WARN Act) affecting any site of employment or facility of Rodeo or the Business in the United States, nor has Rodeo in the United States engaged in layoffs or employment termination in the United States that were sufficient in number to trigger application of any similar Law, and (viii) each Rodeo Entity is in compliance with all applicable laws, Contracts and policies relating to employment practices, wages, hours and terms and conditions of employment, employment standards, termination of employment, employee whistle-blowing, immigration, employee privacy, human rights and occupational safety with respect to Rodeo Employees.

Section 3.16           Intellectual Property.

(a)           Schedule 3.16(a) hereto sets forth a correct and complete list of all registered trademarks, trademark applications, issued patents, patent applications, registered copyrights, copyright applications, domain names and domain name applications that are owned by any Rodeo Entity (or that will be owned by any Rodeo Entity as of Closing) or are material to the Business and licensed to any Rodeo Entity (or will be licensed to any Rodeo Entity as of Closing) and all owners of each of the foregoing.  The Intellectual Property Assets (including those set forth on Schedule 3.16(a)) include all Intellectual Property used or held for use in the Business.

(b)           Except as set forth on Schedule 3.16(b) or as, and for any non-compliance which, is not a Material Adverse Effect, (i) as of Closing, a Rodeo Entity will own all right, title and interest in, or otherwise will receive a license to the Intellectual Property Assets, including those set forth on Schedule 3.16(a), and the Intellectual Property Assets will be free and clear of all Encumbrances (other than Permitted Encumbrances); (ii)  Rodeo or its Affiliates have taken all commercially reasonable actions required to maintain the validity and effectiveness of all registered Intellectual Property Assets and, such Intellectual Property Assets that will be owned by Rodeo as of Closing, and to the Knowledge of the Seller, all registered Intellectual Property Assets that will be licensed to Rodeo as of Closing are valid, enforceable and in full force and effect; (iii)  Rodeo or its Affiliates, as applicable, have taken commercially reasonable measures to (A) protect the confidentiality of the Trade Secrets included in the Intellectual Property Assets and (B) protect and secure all other confidential information of the Rodeo Entities and all inventions and other rights to Intellectual Property developed on behalf of, or otherwise to be owned or controlled by, any Rodeo Entity as of Closing; (iv) all licenses relating to any Intellectual Property Assets are in full force and effect, or will be as of Closing, and neither Rodeo nor any of its Affiliates is, nor has any of them received any written notice that it is, in Default (or, with the giving of notice or lapse of time or both, would be in Default) under any license relating to such Intellectual Property Assets; (v) the operation and conduct of the Business, as it has been and is currently conducted, has not infringed upon, misappropriated, or otherwise violated, and does not infringe upon, misappropriate, or otherwise violate, any Intellectual Property of any Person; (vi) to the Knowledge of Seller, no Person has been or is infringing, misappropriating or otherwise violating any Intellectual Property Assets; and (vii) no claim or proceeding (including any opposition, interference, invalidation, concurrent use, reissue, re-examination or cancellation proceeding) has been Threatened in writing or brought by or against Rodeo or any of its Affiliates, or to the Knowledge of Seller, by or against any licensor of any of the Intellectual Property Assets licensed to Rodeo or any of its Affiliates, in connection with any Intellectual Property Assets or any of the matters described in the preceding clauses (v) or (vi).

(c)           Except as provided in the Ancillary Agreements, upon consummation of the Transactions, Seller and any Affiliate thereof (other than the Rodeo Entities) shall not own or otherwise retain or possess any right, title or interest in or to any of the material Intellectual Property Assets.  Except as set forth in Schedule 3.16(c), none of the execution or delivery of this Agreement or any of the Ancillary Agreements, the consummation of the Transactions, or the performance by Seller of its obligations hereunder or thereunder shall in any material respect conflict with, alter or impair any material rights of any Rodeo Entity in or to any material Intellectual Property Assets or the validity, enforceability, use, right to use, ownership, license rights, scope, priority, effectiveness or duration of any material Intellectual Property Assets.

Section 3.17          Brokers and Finders.  None of Parent, Seller, any Rodeo Entity or any of their respective Representatives has incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, other than with respect to Bank of America Merrill Lynch, who has been retain, and whose fees shall be borne, by Parent.

Section 3.18          Insurance.

(a)           Schedule 3.18(a) sets forth all insurance policies in effect since January 1, 2008 (and all other insurance arrangements or contracts for the transfer or sharing of insurance risks since such date), specifying the insurer, amount and dates of coverage and type of insurance, covering the assets, businesses, operations, employees, officers or directors of any Rodeo Entity or their predecessors or the Business, in each case, other than as an additional insured (the “Insurance Policies”).

(b)           All Insurance Policies are (i) in full force and effect or were in full force and effect during the periods of time that such Insurance Policies purported to be in effect, and (ii) valid, enforceable, existing and binding and all premiums due thereon have been timely paid.  No further premiums, fees or payments (including brokerage fees and commissions due thereon) on any Insurance Policies will be due (except for those policies normally subject to premium audit) after the Closing with respect to periods prior to the Closing, and those Insurance Policies that are currently in effect will remain in full force and effect until the Closing (subject to any renewals thereof), at which time, future coverage thereunder will be discontinued with respect to Rodeo and the Business (except for those Insurance Policies exclusively covering the assets, businesses, operations or employees of the Rodeo Entities which are named insureds under said policies, which may be continued at Buyer’s election).  There is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.

Section 3.19          Bank Accounts.  Schedule 3.19 identifies all bank and brokerage accounts of the Rodeo Entities and lists the respective signatories therefor.

Section 3.20          Customers and Suppliers.  Schedule 3.20 sets forth a true, correct and complete list of the 10 largest suppliers to, and customers of, the Business for each of the fiscal years ended December 31, 2010 and 2009 (determined on the basis of the total dollar amount of purchases or sales, as the case may be).  Since January 1, 2010 through the date of this Agreement, there has been no termination, cancellation or material curtailment of the business relationship of the Business with any such customer or supplier, and neither Seller nor any of its Affiliates has received notice of any intent by such party to do so.

Section 3.21          Warranties.  No guaranties, warranties or indemnities are provided with respect to the performance or integrity of any of the products manufactured or sold or services provided by the Business, except (i) for those written guaranties, warranties or indemnities that (A) are included in the copies of the Contracts that have been previously provided to Buyer or (B) have been entered into in the Ordinary Course of Business and relating to the purchase or sale of goods with a value of less than $200,000, or (ii) as disclosed in Schedule 3.21.

Section 3.22          Product Liability.  Except as set forth on Schedule 3.22, there is no material claim for damages, litigation or investigation pending or, to the Knowledge of Seller, Threatened, against Seller, any Rodeo Entity or the Business and arising from actual or alleged harm, injury or damage to persons, property or business by products manufactured by the Business.  Except as set forth on Schedule 3.22, (a) none of Seller or any of its Affiliates has received written notice from any Person imposing any material liability or obligation to institute or undertake any recall, notification, retrofit, field safety, service bulletin, or other remedial or corrective actions relating to any products of the Business, and (b) to the Knowledge of Seller, none of Seller or any of its Affiliates has any material liability or obligation to institute or undertake any recall, notification, retrofit, field safety, service bulletin, or other remedial or corrective actions relating to any products.

Section 3.23          Backlog.  Schedule 3.23 sets forth as of June 30, 2011, a statement of the backlog of orders for the sale of products or services relating to the Business for which revenues have not been recognized.  All of the items represented on the Backlog Report are reasonable and customary and have been incurred in the Ordinary Course of Business and are evidenced by contracts or purchase orders.

Section 3.24          Certain Business Practices.

(a)           No Rodeo Entity, their Affiliates or its or their Affiliates’ respective officers, directors or employees (collectively, “Agents”), or, to the Knowledge of Seller, their respective joint venture partners, dealers, agents, distributors, brokers, freight forwarders or consultants, or any officer, director or employee of any of the foregoing, while acting on behalf of any of Seller, any Rodeo Entity or any of their respective Affiliates in connection with the Business, has (A) taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or other any anti-corruption or anti-bribery Legal Requirement, including offering, paying, promising to pay or authorizing the payment of any money, or offering, giving, promising to give, or authorizing the giving of any property, gift, financial or other advantage, or anything else of value, directly or indirectly, to (i) any official or employee of any Governmental Entity; (ii) any instrumentality of a Governmental Entity, including any enterprise owned or controlled by a Governmental Entity; (iii) any political party or official thereof or any candidate for political office; or (iv) any official or employee of any public organization, in each case, for the purpose of influencing any act or decision of such official, employee, party or candidate or of inducing such official, employee, party or candidate to do or omit to do any act in violation of the lawful duty of such official, employee, party or candidate, or of securing any improper advantage for any Rodeo Entity or any of its Affiliates or joint venture partners, including receiving favorable treatment in obtaining or retaining business, or otherwise promoting the Business; or (B) made any bribe, unlawful rebate, payoff, influence payment, or kickback in violation of a Legal Requirement.

(b)           To the Knowledge of Seller, the Rodeo Entities, their respective Affiliates and their or their respective Agents, joint venture partners, dealers, agents, distributors, brokers, freight forwarders or consultants, or any officer, director or employee of any of the foregoing, while acting on behalf of any Rodeo Entity or any of its Affiliates, have conducted the Business in compliance in all material respects with the FCPA and all other applicable anti-corruption or anti-bribery Legal Requirements.

(c)           To the Knowledge of Seller, none of the Rodeo Entity, their respective Affiliates or their or their Affiliates’ respective Agents, joint venture partners, dealers, agents, distributors, brokers, freight forwarders or consultants, or any officer, director or employee of any of the foregoing, while acting on behalf of any Rodeo Entity or any of its respective Affiliates, is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any Governmental Entity, in connection with alleged or possible violations of any Legal Requirement related to the Business that prohibits payments to influence foreign or domestic government officials improperly, or has received notice from, or made a voluntary disclosure to, any Governmental Entity regarding alleged or possible violations of any Legal Requirement related to the Business that prohibits payments to influence foreign or domestic government officials improperly.

Section 3.25          Trade Controls and Sanctions Regulations.  To the Knowledge of Seller, the Rodeo Entities and the Business are currently and within the past three years have been in compliance in all material respects with all applicable U.S. export and other trade control Legal Requirements, including the Export Administration Regulations, 15 C.F.R. pts. 730-774; the Executive Orders and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, which implement U.S. economic sanctions (31 C.F.R. pts. 500-598); the Arms Export Control Act, 22 U.S.C. § 2778, and the International Traffic in Arms Regulations, 22 C.F.R. pts. 120-130; and related regulations enforced by the Bureau of Alcohol, Tobacco, Firearms and Explosives governing importation into the United States.

Section 3.26          No Other Representations and Warranties.  Except for the representations and warranties contained in this Article 3, as modified, supplemented or qualified by the Schedules referred to in this Article 3, Buyer acknowledges and agrees that none of Parent, Seller, any Subsidiaries or Affiliates of Parent or Seller nor any other Person is making any express, implied or statutory representation or warranty with respect to the Rodeo Stock, the Rodeo Entities, the assets of the Rodeo Entities, the Business or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement, including as to (a) the physical condition or usefulness for a particular purpose of the real or tangible personal property included in the assets of Rodeo or the Business, (b) the use of the assets of the Rodeo Entities or the Business, and the operation of the Business by Buyer after the Closing in any manner, or (c) the probable success or profitability of the ownership, use or operation of the Business by Buyer after the Closing.  Except for the representations and warranties contained in this Article 3, as modified, supplemented or qualified by the Schedules referred to in this Article 3, all assets of Rodeo and the Business are conveyed on an “AS IS” and “WHERE IS” basis.  Except for the representations and warranties contained in this Article 3, as modified, supplemented or qualified by the Schedules referred to in this Article 3, or in the indemnification obligations set forth in Article 7 or claims based on fraud, neither Parent nor Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person for any information provided to Buyer or its Representatives relating to the Business or otherwise in expectation of the Transactions and any information, document, or material made available to Buyer or its Representatives in Buyer’s due diligence review, including in certain “data rooms” (electronic or otherwise) or management presentations.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent and Seller as follows:

Section 4.1             Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in Good Standing under the laws of the state, province or other jurisdiction of its formation with full corporate power and authority to conduct its business as now conducted.

Section 4.2             Authority, No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and each of the Ancillary Agreements will, when duly authorized, executed and delivered by each of the parties thereto, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that enforceability of this Agreement and the Ancillary Agreements may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement  and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements.

(b)           Neither the execution and delivery of this Agreement and the Ancillary Agreements by Buyer nor the consummation or performance of any of the Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to:  (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer except as would not have a materially adverse impact on Buyer’s ability to consummate the Transactions; (iii) (assuming receipt of the Antitrust Approvals) any Legal Requirement or Order to which Buyer may be subject except as would not have a materially adverse impact on Buyer’s ability to consummate the Transactions; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound except as would not have a materially adverse impact on Buyer’s ability to consummate the Transactions.  Except for the Antitrust Approvals, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation or performance of any of the Transactions.

Section 4.3            Proceedings.  There is no pending Legal Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.  As of the date of this Agreement, to Buyer’s Knowledge, no such Legal Proceeding has been Threatened.

Section 4.4            Brokers or Finders.  Buyer and their respective Representatives have incurred no obligation or Liability, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement for which Seller or any of its Subsidiaries would be responsible.

Section 4.5            Financing.  Buyer has access to sufficient Cash or other sources of immediately available funds to enable it to pay the Purchase Consideration and any other amounts to be paid by it hereunder.

Section 4.6            Investment Representation.  Buyer is purchasing the Rodeo Stock for its own account with the present intention of holding the Rodeo Stock for investment purposes and not with a view to or for sale in connection with any public distribution of the Rodeo Stock.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Rodeo Stock.  Buyer acknowledges that the Rodeo Stock has not been registered under any federal, state or foreign securities laws and that the Rodeo Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities laws or pursuant to an exemption from registration under any federal, state or foreign securities laws.

ARTICLE 5.
PRE-CLOSING COVENANTS

Seller and Buyer covenant and agree with each other as follows:

Section 5.1            Access and Investigation.  From the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement, Parent shall cause the Rodeo Entities to allow Buyer and its Representatives reasonable access, at all reasonable times during normal business hours, upon reasonable notice, to the officers, employees and other personnel, attorneys, accountants, lenders and other representatives, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position and results of operations, or otherwise pertaining to the business, operations, and affairs of the Rodeo Entities and the Business, including inspection of such properties.  Notwithstanding the foregoing, neither Rodeo nor any of its Affiliates shall be required to provide any information that (x) it reasonably believes it may not provide to Buyer by reason of Legal Requirements, (y) the disclosure of which would reasonably be expected to jeopardize applicable attorney/client privilege or work product protections; provided that Buyer and Parent shall consider in good faith on a case by case basis whether such privilege or protection may be preserved by entering into a common interest agreement, joint defense agreement or similar arrangement, or (z) it is required to keep confidential by reason of contract or agreement with third parties, provided that in lieu of providing any such contract or agreement Rodeo provides Buyer with a reasonably detailed summary of the material terms thereof.  All requests for site visits and related discussions or questions regarding procedures shall be coordinated with the Chief Accounting Officer of Seller, unless such individual directs otherwise, and in no event shall Buyer or anyone on Buyer’s behalf communicate with any past, present or prospective supplier, customer, consultant, creditor, bank or employee of Seller, any Rodeo Entity or the Business, or with any Governmental Entity, concerning or related to the Transactions, unless Parent consents in advance to such communication, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, the term “inspection” herein shall not encompass, and neither Buyer nor its Representatives shall be entitled to conduct (except as may be consented to in writing by Parent in its sole discretion), any Phase I review (whether conducted pursuant to applicable ASTM standards or otherwise) or any invasive, surface or subsurface testing or sampling, whether contemplated by any on-site investigation conducted in accordance with the current ASTM standards for the conduct of a Phase II on-site investigation or otherwise, including any soil borings, hand borings, geoprobes, test pits or monitoring wells.  IN CONNECTION WITH ANY ENVIRONMENTAL DUE DILIGENCE, SUBJECT TO SECTIONS 7.2(d) and 7.2(f)(vii), BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD PARENT, SELLER, RODEO AND EACH OF THE BUYER-INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES (AS DEFINED IN SECTION 10.2(a)(i) AND BELOW IN THIS SECTION 5.1) ARISING OUT OF OR RELATING TO THE DUE DILIGENCE CONDUCTED BY, BUT ONLY TO THE EXTENT CAUSED BY, BUYER, BUYER’S AFFILIATES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATES’ BEHALF, IN CONNECTION WITH ANY REAL PROPERTY SITE VISITS, REAL PROPERTY SITE INSPECTIONS AND ANY SAMPLING OF ANY ENVIRONMENTAL MEDIA FROM ANY REAL PROPERTY (IF AND TO THE EXTENT SELLER CONSENTS TO SUCH ACTIVITIES).  Without limiting the foregoing, for purposes of this Section 5.1, “Damages” includes demands, claims, lawsuits, causes of action, losses, investigations and other proceedings, and other elements of “Damages” related thereto, brought by or asserted by Rodeos’ customers and the owners of any affected Leased Real Property.   Buyer shall, and shall cause its Representatives to, in connection with the conduct of the due diligence investigations described in this Section 5.1, comply fully with all rules, regulations, policies and instructions reasonably issued by Parent, Seller or any Rodeo Entity and provided to Buyer regarding such Person’s actions while upon, entering or leaving any Real Property.  Buyer shall not, and shall cause its Representatives not to, unreasonably interfere with the day-to-day operations of the Business in conducting any due diligence activities.

Section 5.2            Conduct of Business.

(a)           Prior to the Closing, except as requested or consented to by Buyer in writing, as required by this Agreement, or as set forth in Schedule 5.2(a), Parent shall cause the Business to be conducted only in the Ordinary Course of Business, and to (i) use commercially reasonable efforts to preserve intact the Business and its relationships with its employees, suppliers, distributors, dealers and others having business relationships with it, (ii) maintain insurance coverage at levels consistent with presently existing levels, (iii) pay and discharge the debts of the Business in the Ordinary Course of Business and (iv) pay the accounts payable of the Business in the Ordinary Course of Business, and collect the Accounts Receivable of the Business in the Ordinary Course of Business.

(b)           Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement, or as set forth on Schedule 5.2(a), from the date hereof to the Closing, Parent shall cause Rodeo and any other Subsidiary of Seller, as applicable, not to do any of the following with respect to the Business, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)            sell or Encumber the Rodeo Stock or the equity interests of either Transferred Entity or sell or Encumber any assets, rights, properties or claims used in the Business, other than sales or Encumbrances of such assets, rights, properties or claims made or incurred in the Ordinary Course of Business;

(ii)           enter into any Contract or series of related Contracts related to the Business involving more than $2,000,000 in the aggregate, in each case, other than Contracts for the purchase of supplies or the sale of products or services in the Ordinary Course of Business;

(iii)          take any action that could result in the acceleration, termination, modification, or cancellation of any Contract or series of related Contracts related to the Business involving more than $2,000,000 in the aggregate;

(iv)          issue any capital stock, units or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock or units;

(v)           issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness, or capitalized lease obligation or incur or assume any Liabilities, except in the Ordinary Course of Business;

(vi)          cancel, compromise, waive, or release any right or claim or series of related rights and claims related to the Business involving more than $2,000,000 in the aggregate;

(vii)         institute, settle, or agree to settle any Legal Proceeding related to the Business, except with respect to claims having a value less than $2,000,000 in the aggregate;

(viii)        with respect to any registered trademarks, trademark applications, issued patents, patent applications, registered copyrights, copyright applications and other material Intellectual Property Assets, abandon any rights or allow any application or registration to lapse, permit any material license to lapse or go into breach under such license, grant any license or sublicense of any rights under (except in the Ordinary Course of Business), or enter into any settlement regarding any breach or infringement, or modify any existing rights with respect thereto;

(ix)          enter into any employment contract, sales commission agreement, consulting agreement, deferred compensation, severance, retirement or similar agreement, written or oral, or modify the terms of any such existing Contract or agreement with respect to any Rodeo Employee, other than in the Ordinary Course of Business or as required by applicable Legal Requirements;

(x)            except as required (as reasonably determined by Parent) to ensure that any Employee Plan in effect on the date hereof (or the administration thereof) is not out of compliance with any applicable Legal Requirement or as required to comply with any Employee Plan in effect on the date hereof or as specifically required pursuant to this Agreement:

(1)           grant any increase in the base compensation or benefits of, or agree to pay a bonus or make any loan to or increase a rate of commission for any employee of any Rodeo Entity (except (i) for annual pay raises made in the Ordinary Course of Business and in accordance with such Rodeo Entity’s normal schedule for such pay raises, and (ii) except for increases in compensation or benefits for employees with an annual base salary of $175,000 or less (determined after such increase) if such increase is either non-material or made in connection with a promotion made in the Ordinary Course of Business);

(2)           adopt, establish, amend, modify or terminate any Employee Plan;

(3)           grant or amend any awards under any Employee Plan (including the grant or amendment of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Employee Plan or awards made thereunder;

(4)           grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of, any employee of any Rodeo Entity, except for the payment of severance, termination or similar compensation to employees with an annual base salary of $175,000 or less, if such payment is not material and is made in the Ordinary Course of Business;

(5)           enter into any trust, annuity or insurance contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Employee Plan;

(6)           take any action to accelerate the time of payment or vesting of any compensation or benefits under any Employee Plan;

(7)           make any determination under any Employee Plan that is inconsistent with the Ordinary Course of Business;

(xi)          except in the case of employment offers made by any Rodeo Entity in the Ordinary Course of Business prior to the date of this Agreement (which offers may be honored), without prior notification to Buyer, hire any employee, officer or independent contractor, in each case at an annual base salary of $175,000 or above or terminate the employment of any employee of Rodeo earning an annual base salary of $175,000 or above;

(xii)          make or commit to make any non-emergency capital expenditure related to the Business other than in the Ordinary Course of Business;

(xiii)         make any (A) change in any accounting practices followed by it with respect to the Business (other than changes required by GAAP or applicable law) or (B) material Tax election or settle or compromise any material Tax Liability;

(xiv)        amend its Organizational Documents;

(xv)         loan or advance any money or other property to any Person, other than advances to employees for travel or business expenses in the Ordinary Course of Business;

(xvi)        incur or assume any Encumbrance with respect to any material asset or property of any Rodeo Entity or the Business, other than Permitted Encumbrances;

(xvii)       change the primary line of business of any Rodeo Entity;

(xviii)      acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (including, by purchasing equity interests of), any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Rodeo Entities and the Business;

(xix)         make, apply for or agree to any general or specific plan, zoning, subdivision map, conditional use Permit or other discretionary governmental entitlement or any material modification to any of the foregoing with respect to any of the Owned Real Property or real property leased by any Rodeo Entity or the Business;

(xx)          make any material changes in the selling or distribution practices of the Business or, other than in the Ordinary Course of Business, the advertising, promotion, terms of sale or collection, purchase or payment practices of the Business; or

(xxi)         enter into any Contract or other agreement to do any of the foregoing.

(c)           From the date hereof to the Closing, Parent and Seller shall not, and shall not permit any Rodeo Entity to, in connection with the Business, accelerate the delivery or sale of products or services, or offer discounts or price protection on the sale of products or services, or agree in writing to do any of the foregoing, except in the Ordinary Course of Business.

(d)           Notwithstanding anything to the contrary contained in Section 5.2(b), no Rodeo Entity shall be prohibited from (i) transferring any Cash held by it, whether or not used in the Business and whether by distribution, dividend, repayment of indebtedness or otherwise, to Parent or any of its direct or indirect Subsidiaries prior to the Closing or (ii) settling any intercompany accounts payable, accounts receivable or Indebtedness prior to the Closing.

Section 5.3            Required Consents and Approvals; Separation of Contracts.

(a)           Each party hereto hereby agrees to cooperate with each other party and use its reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all necessary notices, reports, registrations or other filings and submissions with third parties and Governmental Entities, (ii) engage in consultations with appropriate third parties and Governmental Entities, (iii) investigate, initiate, defend, contest and resist any litigation, administrative or judicial action, or other proceeding, (iv) make reasonable offers of compromise, and (v) obtain as promptly as practicable, and no later than the Outside Date, all necessary Consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, including taking all actions necessary to ensure that (A) no requirement for non-action, a waiver, consent or approval of any Governmental Entity, (B) no decree, judgment, injunction, temporary restraining order or any other order in any proceeding and (C) no other matter relating to any Antitrust Law would preclude consummation of the Transactions as promptly as practicable and no later than the Outside Date; provided however, that nothing in this Agreement shall require any party to sell, hold separate or otherwise dispose of or conduct their businesses and assets in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses and assets in a specified manner, or permit the sale, holding separate or other disposition of, any assets or the conduct of their businesses and assets in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their businesses and assets in a specified manner is not conditioned on the Closing or, in the aggregate, would reasonably be expected to have a material adverse effect on Buyer and its Affiliates and subsidiaries taken as a whole, after giving effect to the Transactions.  In carrying out the foregoing obligations, each of Buyer, Parent and Seller shall act reasonably and as promptly as practicable.  Each of Buyer, Parent and Seller agree that it will keep the other party apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notice or other communications received by Buyer, Parent, Seller or their respective Affiliates from all third parties and Governmental Entities with respect to the Transactions.

(b)           Each of Buyer and Parent agree to prepare and file the Notification and Report Form and/or other documentation required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as soon as reasonably practicable, but in no event more than twenty (20) days, after the date of this Agreement.  Each such party hereby covenants to request early termination of the waiting period required by the HSR Act (unless otherwise agreed by their legal counsel) and to cooperate with the other parties to the extent reasonably necessary to assist in making reasonable supplemental presentations to the applicable Governmental Entities and, if requested by such entities, to promptly amend or furnish additional information thereunder.  Each of Buyer and Parent shall provide copies to the other party of the final drafts of all correspondence and filings prior to submission of such correspondence and filings to the applicable Governmental Entities in connection with the Transactions, and shall take into account reasonable comments made by the other party with respect thereto, and shall provide copies to the other party of the final correspondence and filings immediately after the submission or filing of such documents.  Subject to any appropriate confidentiality protections, with the exception of business documents deemed confidential by the possessing party (including documents submitted as attachments to the party's filings referred to in the first sentence of this Section 5.3(b)), Parent and Buyer shall each furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing.  Each of Parent and Buyer will promptly notify the other of any oral or written communication made to or received by either Parent or Buyer, as the case may be, from any Governmental Entity regarding any of the Transactions.  Buyer and Parent shall consult with each other prior to taking any substantive position with respect to the filings under any Antitrust Law in discussions with or filings to be submitted to any Governmental Entity.

(c)           If reasonably necessary to satisfy local Legal Requirements, each party hereto shall enter into separate agreements and other conveyance documents as needed to effectuate the Transactions, provided that the terms of such other agreements and documents do not alter in any material respect the rights and obligations of the Parties under this Agreement.

(d)           Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 5.3(a) with respect to Antitrust Approvals and except as required by Section 5.8 and Section 5.9, (i) neither Parent or its Affiliates on the one hand or Buyer and its Affiliates on the other hand shall be required to take any action in connection with satisfying its obligations to obtain Consents (including without limitation any Consents listed on Schedule 3.2(c)) if such actions would require such Person to make any material payments or suffer any material burden in order to obtain any Consent; and (ii) without the prior written consent of Buyer, none of Parent or any Rodeo Entity will, in seeking to obtain any such Consents, agree to amend, modify, terminate or waive any rights under the applicable Contracts to which such Consents relate or otherwise require any Rodeo Entity to make any payments or suffer any burden in connection therewith.

Section 5.4             Notification.  Between the date of this Agreement and the Closing, each party shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty of such party had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any breach of a representation or warranty.  During the same period, each party to this Agreement will promptly notify the other parties hereto of the occurrence of any breach of any covenant or agreement by such party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any breach of a covenant or agreement or to satisfy a condition.  Each party to this Agreement shall promptly notify the other parties of the threat or commencement of any Legal Proceeding before the Closing that could in any way affect the ability of such party to consummate the Transactions.  Between the date of this Agreement and the Closing, Parent shall notify Buyer promptly after Parent has Knowledge of the occurrence of any breach in any material respect by Rowan of the Rowan-Joy Purchase Agreement.

Section 5.5             No Negotiation.  From the date of this Agreement through the earlier of the Closing Date or the date on which this Agreement is earlier terminated pursuant to Article 10, neither Parent nor any of its Subsidiaries, Affiliates or Representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to or consider any inquiries or proposals from, any Person (other than Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of all or any portion of the Business, whether affected by sale of assets, sale of stock, merger or otherwise.  Parent shall (i) ensure that its Subsidiaries, Affiliates and Representatives are aware of the provisions of this Section 5.5, (ii) be responsible for any breaches by any such parties of this Section 5.5, and (iii) notify Buyer promptly upon the receipt by it of any inquiries or proposals from any third party relating to any such potential transaction, such notice to include the name of such third party and the material terms and conditions of any such inquiries or proposals.  At or prior to Closing, Parent shall request and require the return or destruction of all confidential information concerning the Business or any Rodeo Entity made available to any third party (other than Buyer and its Affiliates and Representatives) since June 22, 2011 with respect to or in connection with any inquiries, proposals or access to information prior to the Closing Date and of a type described in the first sentence of this Section 5.5 to the full extent provided in the confidentiality agreement entered into between Parent, Seller and/or any Rodeo Entity and such third party in connection therewith.  In addition, Parent shall not release any such third party from any such confidentiality agreement (or any obligation thereunder) or waive, amend or alter any of such third party’s obligations thereunder and, at the reasonable request and expense of Buyer enforce the terms of such confidentiality agreement against such third party and assign to Buyer (to the extent assignable without the consent of such third party) Parent’s rights thereunder as it relates to the Business and the Rodeo Entities.

Section 5.6             Intercompany Arrangements  Except as set forth on Schedule 5.6, at or prior to the Closing, Parent shall cause all Intercompany Arrangements to be terminated and have no further force and effect as of the Closing, with no Liability on the part of any party thereto continuing as of and after the Closing.  Parent shall cause any outstanding Indebtedness of the Rodeo Entities to be repaid, cancelled or eliminated prior to the Closing.

Section 5.7             Commercially Reasonable Efforts.  Subject to Section 5.3(d), between the date of this Agreement and the Closing Date, each of the Parties hereto shall use its commercially reasonable efforts to cause the conditions in Section 6.1 and 6.2 to be satisfied.

Section 5.8             Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit and guarantees, if any, listed on Schedule 3.5(c) and posted by Parent or any of its Affiliates or (prior to the closing of the transactions under the Rowan-Joy Purchase Agreement) by Rowan or any of its Affiliates with any Governmental Entity or third party and relating to the Business are to be transferred to Buyer.  On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Parent and such Affiliates or Rowan and such Affiliates, as applicable, or to consummate the Transactions.

Section 5.9             Title Insurance, Zoning Reports and Surveys.  Parent acknowledges that Buyer intends to obtain Title Insurance, Zoning Reports and Surveys in connection with the Closing.  Parent shall use its commercially reasonable efforts to assist Buyer in obtaining an ALTA Owner’s Title Insurance Policy (the “Title Policies”) for each Owned Real Property, issued by First American Title Insurance Company (the “Title Company”).  Promptly following receipt by Parent of reasonable evidence of the existence of Encumbrances of a fixed or ascertainable amount (that individually exceeds $500,000) appearing on the commitments issued for such Title Policies, Parent shall use its reasonable best efforts (whether prior to or following Closing) to cure such Encumbrances over $500,000.  Parent shall provide the Title Company with a customary owners’ affidavit and gap indemnity in a form reasonably satisfactory to the Title Company in order to issue the Title Policies.  Seller shall provide the Title Company with any affidavits (including owner’s and non-imputation endorsement affidavits), indemnities or other assurances reasonably requested by the Title Company to issue the Title Policies.  Parent shall use its commercially reasonable efforts to assist Buyer in obtaining a survey for each Owned Real Property, dated no earlier than the date of this Agreement, prepared by Commercial Due Diligence Services (the “Surveys”).  Parent shall use its commercially reasonable efforts to assist Buyer in obtaining a zoning report (or equivalent foreign report) (which, in each case, may include obtaining a zoning compliance letter from the respective municipality) for each Owned Real Property, dated no earlier than the date of this Agreement, prepared by Bock & Clark Corporation (the “Zoning Reports”).  Buyer shall pay all fees, costs and expenses with respect to the Title Policies, Zoning Reports and Surveys.  Nothing in this Section 5.9 shall require such cooperation from Parent to the extent it would interfere unreasonably with the Business or operations of Parent or its Affiliates or delay the Closing.  Nothing in this Section 5.9 shall require such cooperation from Parent or its Affiliates to the extent that it relates to the cure of a Permitted Encumbrance.

Section 5.10           Hull 242.  At Closing, Seller shall sell, assign, transfer and convey (“Transfer”) to Rodeo, and Rodeo shall purchase, assume and accept (“Acceptance”), all of Seller’s right title and interest in and to Hull 242 and the Hull 242 Agreements, and certain liabilities and obligations of Seller and its Affiliates arising under or in connection with Hull 242 and/or the Hull 242 Agreements, in all cases as provided by and subject to the terms of the Transferred Assets Assignment Agreement.

Section 5.11           Transferred Drilling Assets; Assumed Drilling Liabilities; Retained Assets; Retained Liabilities.

(a)           Prior to Closing, Parent shall and shall cause its Subsidiaries, as applicable, to execute and deliver the Transferred Assets Assignment Agreement and Retained Assets Assignment Agreement.

(b)           If, following the Closing, Parent or Buyer shall discover any failure to effectuate the Transfers described in clause (a) above, each of Parent and Buyer shall, and shall cause their applicable Affiliates, for no additional consideration, to promptly do such things and execute, acknowledge, and deliver any further documents and instruments of transfer (including bills of sale and assignment and assumption agreements, as applicable), in each case in form and substance reasonably satisfactory to Parent and Buyer, as may be necessary or desirable to effectuate the Transfer to and Acceptance by (i) Rodeo or its designated Affiliate of the Transferred Drilling Assets and the Assumed Drilling Liabilities and (ii) Parent or its designated Affiliate of the Retained Assets and Retained Liabilities.

(c)           Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, neither this Agreement nor any Ancillary Agreement shall constitute an agreement to Transfer, license or sublicense any Transferred Drilling Asset, Assumed Drilling Liability, Retained Asset or Retained Liability that cannot be transferred, licensed or sublicensed without the consent of any Person, other than Parent, Buyer or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing; provided, however, that each of Parent and Buyer shall use, both prior to and after the Closing, commercially reasonable efforts to obtain, all necessary consents to the Transfer, license or sublicense, as applicable, of any of such Transferred Drilling Assets, Assumed Drilling Liabilities, Retained Assets and Retained Liabilities, it being understood that to the extent the foregoing shall require any action by Parent, Buyer or any of their respective Affiliates that would, or would continue to, affect, in the case of Parent and its Affiliates, any Transferred Drilling Asset or Assumed Drilling Liability, or in the case of Buyer and its Affiliates, any Retained Asset or Retained Liability, after the Closing (including altering the terms of any such document, agreement or instrument in a manner adverse to the Business, the Buyer or its Affiliates (with respect to any Transferred Drilling Asset or Assumed Drilling Liability) or Parent or its Affiliates (other than any Rodeo Entity) and their respective businesses (with respect to any Retained Asset or Retained Liability)), such action shall require the prior written consent of Buyer (with respect to any Transferred Drilling Asset or Assumed Drilling Liability) or Parent (with respect to any Retained Asset or Retained Liability), which consents shall not be unreasonably withheld.  Upon obtaining the requisite third party consents thereto, any such Transferred Drilling Asset, Assumed Drilling Liability, Retained Asset or Retained Liability, as the case may be, shall be Transferred, licensed or sublicensed to Buyer (or its designee) or Parent, respectively, in accordance with Section 5.11(b).

(d)           With respect to any Transferred Drilling Asset, Assumed Drilling Liability, Retained Asset or Retained Liability that is not Transferred, licensed or sublicensed to Buyer or its Affiliates or Parent or its Affiliates, respectively, at the Closing by reason of Section 5.11(c) (a “Nonassigned Asset”), after the Closing and until any requisite consent is obtained and the foregoing is Transferred, licensed or sublicensed to Buyer or its Affiliates or Parent or its Affiliates, respectively, (i) the parties shall cooperate with each other, upon written request, in endeavoring to obtain for the intended transferee, assignee, licensee or sublicensee (the “Intended Transferee”) of such Nonassigned Asset an arrangement to provide the Intended Transferee, and the other party (the “Intended Transferor”) shall (and shall cause its Affiliates to) provide to the Intended Transferee, substantially comparable benefits thereof and shall enforce, at the request of and for the account of the Intended Transferee, any rights of the Intended Transferor arising thereunder against any Person upon the advice of the Intended Transferee, in each case, to the extent (and only to the extent) that such Intended Transferor may provide such benefits or enforce such rights (x) without violating the terms of, or governing, such Transferred Drilling Asset, Assumed Drilling Liability, Retained Asset or Retained Liability and (y) without incurring any material expense or otherwise taking any material actions or measures (such as hiring additional employees) not reimbursed by the Intended Transferee, and (ii) the Intended Transferee shall perform at its sole expense the obligations of such Intended Transferor and its Affiliates to be performed after the Closing under each applicable Contract that is, or governs, the applicable Transferred Drilling Asset, Assumed Drilling Liability, Retained Asset or Retained Liability.

(e)           Notwithstanding anything to the contrary set forth in this Section 5.11, no party hereto or any of their Affiliates shall be required to take any action (i) in any violation of any obligation that any of them has to any third party that is a party to a Contract that is, or governs, any Transferred Drilling Asset, Assumed Drilling Liability, Retained Asset or Retained Liability or (ii) otherwise violate any applicable Legal Requirement.

ARTICLE 6.
CONDITIONS TO CLOSING

Section 6.1             Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement and to take the other actions to be taken by Buyer at the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions (any of which may be waived in writing in whole or in part by Buyer):

(a)           Representations and Warranties.  The representations and warranties in Section 3.1(b) (first sentence), Section 3.2(a), Section 3.2(c), Section 3.3(a) and Section 3.3(b) shall be true and correct in all respects, in each case on and as of the date of this Agreement and the Closing Date as if made on and as of such date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct, as of such date or with respect to such period), and each of the other representations and warranties of Parent and Seller contained in this Agreement shall be true and correct, in each case on and as of the date of this Agreement and the Closing Date as if made on and as of such date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct, as of such date or with respect to such period), except to the extent that the failure of any such representations and warranties to be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) is not a Material Adverse Effect.

(b)           Covenants.  Parent and Seller shall have performed in all material respects all obligations required to be performed by Parent and Seller, respectively, under this Agreement at or prior to the Closing Date, and Buyer shall have received certificates, dated as of the Closing Date, signed by an authorized officer of Parent, with respect to the obligations of Parent, and Seller, with respect to the obligations of Seller, to that effect.

(c)           Litigation.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or challenges the validity or legality of the sale of the Rodeo Stock or the other Transactions (each, a “Governmental Prohibition”), and no such Governmental Entity shall have instituted any Legal Proceeding seeking to put in place or enforce a Governmental Prohibition or otherwise questioning the validity or legality of this Agreement or the Transactions.

(d)           Antitrust Approvals.  All Antitrust Approvals shall have been made or obtained.

(e)           Resignations of Parent Designated Directors and Officers.  Parent shall have delivered to Buyer letters dated as of the Closing Date effecting the resignation of each director and officer of any Rodeo Entity who serves in such position solely as a representative of Parent and not otherwise in an operational or managerial position with the Business.

(f)            No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 6.2             Conditions to Obligations of Parent and Seller.  The obligation of Parent and Seller to consummate the transactions contemplated by this Agreement to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing in whole or in part by Parent):

(a)           Representations and Warranties.  The representations and warranties in Section 4.2(a) shall be true and correct in all respects, in each case on and as of the date of this Agreement and the Closing Date as if made on and as of such date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct, as of such date or with respect to such period), and each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct, in each case on and as of the date of this Agreement and the Closing Date as if made on and as of such date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct, as of such date or with respect to such period), except to the extent that the failure of any such representations and warranties to be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) is not a Material Adverse Effect.

(b)           Covenants.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Buyer to such effect.

(c)           Litigation.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

(d)           Antitrust Approvals.  All Antitrust Approvals shall have been made or obtained, as the case may be.

ARTICLE 7.
INDEMNIFICATION; REMEDIES

Section 7.1            Survival of Claims.  All representations and warranties of Parent, Seller and Buyer contained herein and all claims for breaches of pre-Closing covenants in Article 5 shall survive until the one year anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.9 (Taxes), Section 4.1 (Organization of Buyer), and Section 4.2(a) (Authority) (collectively, the “Fundamental Reps”) and all claims for breach of any other covenant shall survive the Closing indefinitely (except for the representations and warranties contained in Section 3.9 (Taxes), which shall survive until 30 days past the applicable statute of limitations, and the representations and warranties contained in Section 3.10 (Employees and Employee Benefits), which shall survive until the third anniversary of the Closing Date).  The right to indemnification based on such representations, warranties, covenants, agreements and obligations herein will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement or obligation.

Section 7.2             Indemnification.

(a)           By Parent and Seller.  From and after the Closing, Parent and Seller shall jointly and severally indemnify, defend and hold harmless Buyer and each of its Affiliates, Subsidiaries and Representatives (collectively, the “Parent-Indemnified Parties”), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands or expenses (whether or not arising out of thirty party claims), including without limitation interest, penalties, reasonable legal fees and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing (collectively, “Damages”), resulting from:

(i)            any breach of any representations or warranty made by Parent or Seller in this Agreement (provided that, except with respect to the representation and warranty contained in Section 3.8(a), for purposes of determining whether there has been a breach of any such representation or warranty and/or the amount of any Damages related to such breach, such representation or warranty shall be considered without regard to any qualifications indicated by the words “in all material respects”, “in any material respect”, “material”, “materially”, “material adverse effect” or “Material Adverse Effect” set forth therein);

(ii)           any breach of any covenant or agreement made by Parent or Seller in this Agreement;

(iii)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by such Person with Parent, Seller or Rodeo (or any Person acting (or purportedly acting) on behalf of any such Person) in connection with the Transactions;

(iv)          any claim by any Person against Buyer and its Affiliates (including, following the Closing, Rodeo) relating to the Contract for the construction of the Rowan Rig (including any claim for breach of such Contract) and any Legal Proceeding in connection therewith;

(v)           any Retained Assets or Retained Liabilities; or

(vi)          any claim by any Person relating to any breach by Rodeo of the Consorcio Agreements, including any claim for liquidated damages, arising from facts or circumstances occurring or the performance of such agreements prior to Closing.

(b)           Notwithstanding Section 7.2(a), this Section 7.2 shall not duplicate the indemnity obligation of Parent for a Tax Damage for which indemnification provisions are set forth in Section 8.10.

(c)           By Buyer.  From and after the Closing, Buyer shall indemnify, defend and hold harmless each of Parent, Seller and its respective Subsidiaries, Affiliates and Representatives (the “Buyer-Indemnified Parties”) from and against any and all Damages resulting from:

(i)            any breach of any representation or warranty made by Buyer in this Agreement (provided that, for purposes of determining whether there has been a breach of any such representation or warranty and/or the amount of any Damages related to such breach, such representation or warranty shall be considered without regard to any qualifications indicated by the words “in all material respects”, “in any material respect”, “material”, “materially”, “material adverse effect” or “Material Adverse Effect” set forth therein);

(ii)           any breach of any covenant or agreement made by Buyer in this Agreement;

(iii)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by such Person with Buyer or any Affiliate thereof (or any Person acting (or purportedly acting) on behalf of any such Person) in connection with the Transactions;

(iv)          any claims, to the extent relating to the Business, by any Person under any bond, letter of credit or guarantee listed on Schedule 3.5(c) and posted or made by Parent or any of its Affiliates (other than Rodeo) with any Governmental Entity or third Person in connection with or for the benefit of the Business; or

(v)           any Transferred Drilling Assets or the Assumed Drilling Liabilities; provided that Buyer shall have no indemnity obligations under this Section 7.2(c)(v) with respect to matters for which Parent and Seller are required to indemnify the Parent-Indemnified Parties pursuant to Section 7.2(a).

(d)           Notwithstanding Section 7.2(c), this Section 7.2 shall not duplicate the indemnity obligation of Buyer for claims or damages for which indemnification provisions are set forth in Section 9.1(b) or Section 9.1(d)(ii).

(e)           Notice of Claims.  If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 7.2; provided, however, that the failure to provide such written notice shall not excuse the indemnifying party from any of its obligations under this Section 7.2 except to the extent (and only to the extent) that such failure shall have caused the Damages for which the indemnifying party is obligated to be materially greater than such Damages would have been had the indemnified party given the indemnifying party prompt notice hereunder.

(f)            Defense of Third-Party Claims.  If any lawsuit or enforcement action is filed by a third party against any party entitled to the benefit of indemnity hereunder with respect thereto, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons).  The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been materially damaged by such failure as described in the proviso to Section 7.2(e)).  After such notice, if (1) the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party is obligated under the terms of its indemnity hereunder to indemnify the indemnified party in connection with such lawsuit or action, and (2) such third party claim is solely for monetary damages, and is not brought by a customer, Governmental Entity or a supplier listed on Schedule 3.20, then the indemnifying party shall be entitled, if it elects to do so, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage legal counsel of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing.  The indemnifying party shall not, without the written consent of the indemnified party, which shall not be unreasonably withheld, conditioned or delayed, (x) settle or compromise any Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the indemnified party from all liability in respect of such Claim or (y) settle or compromise any Claim if the settlement imposes equitable remedies or obligations on the indemnified party other than financial obligations for which such indemnified party will be fully indemnified hereunder.  No Claim which is being defended in good faith by the indemnifying party in accordance with the terms of this Agreement shall be settled or compromised by the indemnified party without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed.

If the indemnifying party fails to assume the defense of such lawsuit or action within 30 calendar days after receipt of the Claim Notice or is not permitted to assume such defense pursuant to this Section 7.2(f), the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action unless the indemnifying party unreasonably withheld, conditioned or delayed its consent.  In the event either party assumes the defense of a particular lawsuit or action in the manner contemplated above, the party assuming such defense will keep the other party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 7.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

(g)           Exclusivity.  Except as provided in Section 8.10, Section 9.1(b), Section 9.1(d)(ii), Section 9.6(c), Section 9.7(d) and Section 11.14, the indemnification provided in this Article 7 shall be the sole and exclusive remedy of any Seller-Indemnified Party and any Buyer-Indemnified Party in respect of matters addressed in Section 7.2(a) and (c), respectively.  Except as set forth in the immediately preceding sentence, the indemnification provisions of this Article 7, Article 8, Section 9.1(b) and Section 9.1(d)(ii) shall govern all claims by the Parties for breaches of this Agreement, except with respect to breaches or claims based upon fraud, as to which the Parties shall have, in addition to the indemnification provisions of this Article 7, Article 8, Section 9.1(b) and Section 9.1(d)(ii), all of their rights and remedies at law.

(h)           Limitation on Indemnity/Commitments.

(i)            The indemnification obligations of Parent and Buyer with respect to any breach of any representation, warranty or pre-Closing covenant in Article 5 pursuant to Section 7.2(a)(i), Section 7.2(a)(ii), Section 7.2(c)(i), or Section 7.2(c)(ii), respectively, shall be limited to Claims made on or prior to the applicable last date of survival thereof referred to in Section 7.1.  The indemnification obligations of Parent and Buyer with respect to any other basis for indemnification obligations, including the indemnification obligations of Parent pursuant to clauses (ii) (other than with respect to pre-Closing covenants in Article 5) (iii), (iv), (v) and (vi) of Section 7.2(a), and the indemnification obligations of Buyer pursuant to clauses (ii) (with respect to post-Closing covenants), (iii), (iv) and (v) of Section 7.2(c) shall survive indefinitely subject to the terms of this Agreement.

(ii)           The Parent-Indemnified Parties may not recover Damages from Parent pursuant to Section 7.2(a)(i) until the aggregate amount of Damages relating to all Claims for which the Parent-Indemnified Parties, in the aggregate, are seeking indemnification under Section 7.2(a)(i) exceeds $3,636,000 (the “Deductible”) and then only for the amount by which the aggregate amount of Damages for which the Parent-Indemnified Parties are seeking indemnification pursuant to Section 7.2(a)(i) exceeds the Deductible; provided, however, that Claims for Damages pursuant to Section 7.2(a)(i) resulting from fraud or a breach of the Fundamental Reps made by Parent or Seller shall not be subject to the Deductible, and shall be recoverable from the first dollar.  In calculating the Deductible, any Damages that individually, or collectively as part of a series of items arising from the same or substantially similar facts or circumstances, amount to less than $100,000 shall be excluded in their entirety, shall not be counted toward the Deductible and the indemnifying party shall have no Liability to the Parent-Indemnified Parties therefor.  The Parent-Indemnified Parties shall have the right to make a Claim under Section 7.2(a)(i) prior to the time the Deductible has been surpassed for the purpose of asserting such Claim within the relevant survival period and any such Claim made within such period shall, to the extent the Deductible ultimately is met, survive until its final resolution.  This Section 7.2(h)(ii) shall not apply to Claims for indemnification made pursuant to clause (ii), (iii), (iv), (v) and (vi) of Section 7.2(a).

(iii)           The aggregate amount of Damages that may be recovered by the Parent-Indemnified Parties pursuant to Section 7.2(a)(i) may not exceed $32,727,272 (the “Cap”); provided, however, that this limitation shall not apply to Claims for Damages pursuant to Section 7.2(a)(i) resulting from fraud or a breach of the Fundamental Reps made by Parent or Seller.  This Section 7.2(h)(iii) shall not apply to Claims for indemnification made pursuant to clause (ii), (iii), (iv), (v) and (vi) of Section 7.2(a); provided, however, that the aggregate amount of Damages that may be recovered by the Parent-Indemnified Parties pursuant to Section 7.2(a)(vi) may not exceed an amount equal to 80% of the Damages resulting from any claim by any Person relating to any breach by Rodeo of the Consorcio Agreements, including any claim for liquidated damages, arising from facts or circumstances occurring or the performance of such agreements prior to Closing.

(iv)           The Buyer-Indemnified Parties may not recover Damages from Buyer pursuant to Section 7.2(c)(i) until the aggregate amount of Damages for which the Buyer-Indemnified Parties, in the aggregate, are seeking indemnification pursuant to Section 7.2(c)(i) exceeds the Deductible and then only for the amount by which the aggregate amount of Damages for which the Buyer-Indemnified Parties are seeking indemnification pursuant to Section 7.2(c)(i) exceeds the Deductible; provided, however, that Claims for Damages pursuant to Section 7.2(c)(i) resulting from fraud or a breach of the Fundamental Reps made by Buyer shall not be subject to the Deductible, and shall be recoverable from the first dollar.  The Buyer-Indemnified Parties shall have the right to make a Claim under Section 7.2(c)(i) prior to the time at which the Deductible has been surpassed for the purpose of asserting such Claim within the relevant survival period and any such Claim made within such period shall, to the extent the Deductible ultimately is met, survive until its final resolution.  The aggregate amount of Damages that may be recovered by the Buyer-Indemnified Parties pursuant to Section 7.2(c)(i) may not exceed the Cap; provided, however, that this limitation shall not apply to Claims for Damages pursuant to Section 7.2(c)(i) resulting from fraud or breach of the Fundamental Reps made by Buyer.  This Section 7.2(h)(iv) shall not apply to Claims for indemnification made pursuant to clause (ii), (iii), (iv) or (v) of Section 7.2(c).

(v)           Neither (A) the termination of the representations or warranties contained herein, nor (B) the expiration of the indemnification obligations described above, will affect the rights of a Person in respect of any Claim made by such Person prior to the expiration of the applicable survival period provided herein.

(vi)           (A) To the extent that any Damages that are subject to indemnification under this Agreement are covered by insurance, the amount of any indemnity payment shall be net of the Net Proceeds of any insurance policy paid to the indemnified party with respect to such Damages, (B) any indemnification under this Agreement shall be decreased by the amount of any Tax Benefit, (C) any Damages that are subject to indemnification under this Agreement shall be decreased to the extent that such Damages are reflected in the Final Net Working Capital Statement and (D) no indemnification for Damages under this Agreement shall arise or be required to the extent that such Damages (1) relate to Taxes for a Post-Closing Tax Period, except to the extent such Taxes arise from a breach of a representation or warranty set forth in Section 3.9(j), or (2) result from or arise out of any reduction or limitation on the use of any Tax attribute (including without limitation any net operating loss carryover or credit carryover) of Rodeo attributable to a Pre-Closing Tax Period, except to the extent such reduction or limitation results in a Tax liability which is subject to indemnification pursuant to Section 8.10(a)(i).  For purposes of this Section 7.2(h)(vi), “Net Proceeds” shall mean the insurance proceeds actually received, less any expenses of recovery, deductibles, and/or co-payments.  If any amounts are reimbursed under insurance coverage subsequent to indemnification under this Article, the indemnified party shall reimburse the indemnifying party in an amount equal to the amounts subsequently received under insurance coverage (net of the expenses of recovery).  For purposes of this Section 7.2(h)(vi), to the extent a Tax Benefit is not realized in the year in which the indemnity payment is required to be made, the indemnified party (or any Affiliate thereof) shall pay to the indemnifying party (or any Affiliate thereof) the amount of such Tax Benefit when it is realized.

(vii)         In no event shall an indemnifying party be liable for punitive, special or consequential damages sustained or claimed by an indemnified party except to the extent such damages arise from a third-party Claim.  Damages must be established with reasonable certainty and are limited to those Damages that were reasonably foreseeable or in the reasonable contemplation of the Parties as of the date of this Agreement, except to the extent such damages arise from a third-party Claim.  Liabilities shall be determined after taking into account any indemnity, contribution or other similar payment actually received by the indemnified party from any third party with respect thereto.

ARTICLE 8.
CERTAIN TAX MATTERS

Section 8.1             Tax Returns.

(a)           Parent shall prepare (or cause to be prepared) in a manner consistent with applicable Law and past practice and file (or cause to be filed) all Tax Returns of the Rodeo Entities that are filed on a separate return basis for all Tax periods ending on or before the Closing Date that are filed after the Closing Date.  Parent shall, without duplicating Parent’s indemnity obligation under Section 8.11, pay (or cause to be paid) to Buyer not less than five Business Days prior to the due date of any such Tax Return all Taxes shown as due on such Tax Returns, except to the extent such Taxes are shown as a reserve on the Final Net Working Capital Statement.  At least 20 Business Days prior to the filing of any such Tax Returns, Parent shall permit Buyer to review and comment on such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Buyer (provided, however, Parent shall not be required to make any revision requested by Buyer if such revision relates to an item that Parent prepared in accordance with applicable Law and past practice).  Buyer shall file such Tax Returns on or prior to the due date thereof.

(b)           Parent will prepare and file all federal, state, local or foreign Tax Returns with respect to any Pre-Closing Tax Period (“Consolidated Pre-Closing Tax Returns”) that are filed on a consolidated, combined or unitary basis, include Rodeo, and are required to be filed after the Closing Date, and shall pay all Taxes shown as due on such Tax Returns.  The Rodeo Entities will provide, at Parent’s sole expense, all information in their possession and not otherwise available to Parent that is required to be included in such Consolidated Pre-Closing Tax Returns as Parent may reasonably request within 10 days of such request .

(c)           Buyer shall prepare (or cause to be prepared) in a manner consistent with past practice and file (or cause to be filed) all Tax Returns of the Rodeo Entities that are filed on a separate return basis for all Straddle Periods.  At least 20 Business Days prior to the filing of any such Tax Returns, Buyer shall permit Parent to review and comment on such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Parent (provided, however, Buyer shall not be required to make any revision requested by Parent if such revision relates to an item that Buyer prepared in accordance with applicable Law and the past practice of the Rodeo Entities).

Section 8.2             Amending Tax Returns.  Buyer shall not file (or cause to be filed) or amend (or cause to be amended) or make (or cause to be made) any Tax election that could adversely affect, any Tax Return of any Rodeo Entity for any Pre-Closing Tax Period without the prior written consent of Parent, which consent shall not be unreasonably withheld.

Section 8.3            Tax Refunds.  Parent shall be entitled to the amount of any refund or credit of Taxes of the Rodeo Entities with respect to a Pre-Closing Tax Period which refund or credit is actually recognized by Buyer or its Affiliates (including the Rodeo Entities) after the Closing.  Buyer shall pay, or cause to be paid, to Parent any amount to which Parent is entitled pursuant to the prior sentence within ten Business Days of the receipt or recognition of the applicable refund or credit by Buyer or its Affiliates.

Section 8.4             Post-Closing Actions.  Other than with respect to the Section 338(h)(10) Election, Buyer agrees to indemnify Parent for any additional Tax owed by Parent (including tax owed by Parent due to this indemnification payment) resulting from any transaction engaged in by any Rodeo Entity not in the Ordinary Course of Business occurring on the Closing Date after Buyer’s purchase of the Rodeo Stock.  If Buyer reasonably believes that any Rodeo Entity is required by applicable Law to file a Tax Return for a Post-Closing Tax Period in a jurisdiction in which such Rodeo Entity has not previously filed a Tax Return (such Tax Return, a “New Jurisdiction Tax Return”), Buyer shall promptly notify Parent of its belief and provide Parent with a statement setting forth in reasonable detail Buyer’s basis for its belief.  Buyer and Parent shall discuss for a period of 30 days in good faith whether such New Jurisdiction Tax Return is in fact required to be filed under applicable Law.  Such discussions may include discussions Parent is required to have with Rowan pursuant to obligations contained Section 8.4 of the Rowan-Joy Purchase Agreement.  Following such consultation period, Buyer shall be free to file any such New Jurisdiction Tax Return if Buyer continues to reasonably believe such Tax Return is required to be filed.  Such filing in no way shall prejudice Buyer’s right to indemnification under Section 8.10.  In connection with the transactions contemplated under this Agreement, if Buyer makes an election under Section 338(g) and the Treasury Regulations promulgated thereunder and any corresponding or similar elections under state or local Tax Law with respect to any foreign Subsidiary of Rodeo, Buyer agrees to reimburse Seller for any adverse Tax consequences suffered by Seller resulting from such election.

Section 8.5             Cooperation.  Buyer, the Rodeo Entities and Parent shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.6             Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) shall be borne equally by Buyer and Parent.

Section 8.7             Characterization of Payments.  Any indemnification payments made pursuant to Article 7 or this Article 8 shall constitute an adjustment of the consideration paid for the Rodeo Stock for Tax purposes and shall be treated as such by Parties to the extent permitted by law.

Section 8.8             Overlap Provisions.  In the event of any conflict or overlap between the provisions of this Article 8 and Article 7, the provisions of this Article 8 shall control.

Section 8.9             FIRPTA Certificate.  Parent and Seller each shall deliver to Buyer on or prior to the Closing Date, a certificate signed by an authorized representative of Parent and Seller, respectively, in a form reasonably satisfactory to Buyer, to the effect that neither Parent nor Seller is a “foreign person” as defined in Section 1445 of the Code.

Section 8.10           Tax Indemnification.

(a)           Except to the extent reflected in the Final Net Working Capital Statement and subject to Section 7.2(h)(vi), Parent hereby indemnifies Buyer and each of its Affiliates, Subsidiaries and Representatives, against and agrees to hold them harmless from any Damages resulting from any (i) Tax Liabilities of the Rodeo Entities for all Pre-Closing Tax Periods and (ii) Taxes of any member (other than the Rodeo Entities) of an affiliated, consolidated, combined or unitary group of which Parent, Seller, or any Rodeo Entity is or was a member on or prior to the Closing Date by reason of Liability under Treasury Regulation Section 1.1502-6, or comparable provision of foreign, state or local Law.  For the avoidance of doubt, the Parties hereby acknowledge and agree that the indemnification obligations contemplated by this Section 8.10 are applicable with respect to all Tax periods (or portions thereof) ending on or before the Closing Date, including all Tax periods (or portions thereof) occurring prior to ownership of the Rodeo Entities by Parent and Seller pursuant to the Rowan-Joy Purchase Agreement.

(b)           For purposes of Section 8.10(a), in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any Taxes imposed on a periodic basis (e.g. ad valorem, property and license fees) other than Taxes set forth in clause (ii) below, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any non-periodic Taxes, including any Tax based upon or related to income, gains or receipts or based upon or related to employment or sales or use, value added, and customs duty, be deemed equal to the amount that would be payable if the relevant Tax period ended as of the Closing Date.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.  The portion of any credits relating to a Straddle Period shall be determined as though the relevant taxable period ended on and included the Closing Date.

(c)           Payment by Parent of any amount due under Section 8.10(a) shall be made within ten Business Days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority is due, provided that Parent shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Tax authority.  In the case of a Tax that is contested in accordance with the provisions of Section 8.11 below, payment of the Tax to the appropriate Tax authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Tax authority or court.  All costs and expenses, including any deposit or similar payment required to be made to any Tax authority and any out-of-pocket costs incurred in order to pursue or continue the contest of any Tax Claim or incurred in connection with a Tax Claim shall be paid by Parent (but only to the extent such Tax Claim relates to a Pre-Closing Tax Period or, for a Straddle Period, to the portion of such period that ends on the Closing Date).

Section 8.11           Tax Indemnification Procedures.

(a)           Parent shall promptly notify the Buyer in writing upon receipt of notice of any pending Tax audits or assessments relating to the income, properties or operations of any Rodeo Entity.  If a claim shall be made against the Buyer or any of their Affiliates by any Tax authority, which, if successful, would result in an indemnity payment to the Buyer or one of its Affiliates pursuant to Section 8.10(a) (a “Tax Claim”), the Buyer shall promptly notify Parent, in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof, to the extent known by the Buyer, provided, however, that the failure to provide such written notice shall not excuse Parent from any of its obligations under a Tax Claim except to the extent (and only to the extent) that Parent is materially prejudiced thereby.

(b)           With respect to any Tax Claim that relates to a Pre-Closing Tax Period, Parent shall control at its expense all proceedings taken in connection with such Tax Claim (including selection of counsel) but shall not, without the prior written approval of Buyer (which shall not be unreasonably withheld or delayed), agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax Liability, to the extent that any such compromise, settlement, consent or agreement may increase the Tax Liability of Buyer or any of its Affiliates for any Tax period that ends after the Closing (or portion thereof in the case of a Straddle Period), unless Parent indemnifies the Buyer for the increase in Taxes resulting from such compromise, settlement, consent or agreement.  Buyer shall have the right to consult with Parent regarding any audit or proceeding that could result in an increase to the Tax Liability of Buyer or any of its Affiliates for any Post-Closing Tax Period.

(c)           Buyer shall have the right to control the conduct of any Tax Claim that relates to a Straddle Period.  The Buyer shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) but shall not, without the prior written approval of Parent (which shall not be unreasonably withheld or delayed), agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax Liability, to the extent that any such compromise, settlement, consent or agreement may increase the Tax Liability of Parent, Rodeo or any of their Affiliates for any Pre-Closing Tax Period, unless the Buyer indemnifies Parent for the increase in Taxes resulting from such compromise, settlement, consent or agreement.  Parent shall have the right to consult with Buyer regarding any audit or proceeding relating to a Straddle Period.

Section 8.12           Section 338(h)(10) Election.

(a)           Buyer and Seller agree that Seller shall make an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax law) (the “Section 338(h)(10) Election”) with respect to the purchase and sale of the shares of the stock of Rodeo and its Subsidiaries that are U.S. corporations for United States federal income tax purposes (each, a “338(h)(10) Entity”).

(b)           Buyer and Seller shall cooperate fully in making the Section 338(h)(10) Election, including the filing of all required IRS forms and related forms under state, local or foreign Tax law (collectively, the “Section 338 Election Forms”).  Prior to the Closing Date, the Seller shall prepare IRS Form 8023.  Seller shall permit Buyer to review and comment on such Form 8023 and shall consider in good faith any comment or revision reasonably requested by Buyer.  On the Closing Date, Seller shall execute and deliver the fully completed Form 8023 to Buyer.  Buyer shall file the Form 8023 on or prior to the due date for filing such Form 8023.

(c)           Within 120 days after Closing, Buyer shall prepare an allocation (the “Asset Allocation”) of the Purchase Consideration among the assets of the 338(h)(10) Entities in accordance with Sections 338 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other Tax law, and shall deliver the Asset Allocation to Seller.  Buyer shall permit Seller to review and comment on the Asset Allocation and shall consider in good faith any comment or revision reasonably requested by Seller within 20 days after delivery of the Asset Allocation by Buyer.  In the event an agreement regarding the Asset Allocation cannot be reached, Buyer and Seller shall jointly retain the Accountant to resolve the dispute.

(d)           Buyer, Seller and the 338(h)(10) Entities shall file all Tax Returns (including but not limited to the Section 338 Election Forms and IRS Form 8883) consistent with the Section 338(h)(10) Election and the Asset Allocation and shall not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local law; provided however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Asset Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the Asset Allocation.  If the Purchase Consideration paid by Buyer to Seller pursuant to this Agreement is adjusted in any manner as provided in this Agreement, Buyer shall promptly revise the Asset Allocation to reflect such adjustments to the Purchase Consideration paid pursuant to this Agreement.  Buyer shall permit Seller to review and comment on such revised Asset Allocation and shall consider in good faith any comment or revision reasonably requested by Seller within 20 days after delivery of the revised Asset Allocation by Buyer.  In the event an agreement regarding the Asset Allocation cannot be reached, Buyer and Seller shall jointly retain the Accountant to resolve the dispute.

ARTICLE 9.
OTHER POST-CLOSING COVENANTS

Section 9.1             Employee Related Matters.

(a)           Employees.

(i)           Schedule 9.1(a)(i)(A) sets forth a list of all the employees of the Parent or its Affiliates (including the Rodeo Entities) who are engaged primarily in the Business and certain “shared” personnel.  Set forth in Schedule 9.1(a)(i)(B) is a list of all employees of the Business that the parties agree Parent may approach to retain and not transfer.  On or prior to the Closing Date, Parent shall use its reasonable best efforts to transfer to the Rodeo Entities (to the extent not already employed by a Rodeo Entity) the employment of the employees listed in Schedule 9.1(a)(i)(A) that are not retained by Parent or its Affiliates pursuant to the prior sentence; provided, however, that no later than 10 Business Days prior to the Closing Date, Buyer may deliver to Parent a list in writing of employees, each of which has a Seller Retention Agreement, whom Buyer does not intend to become Rodeo Employees (each such employee a “Designated Employee”), and Parent shall take such action as is necessary (including, for example and in Parent’s discretion, transferring the individual to an entity that is not a Rodeo Entity or terminating the individual’s employment) to ensure that the Designated Employees shall not become Rodeo Employees.  Each Person who is employed by any Rodeo Entity immediately prior to the Closing shall continue employment with such Rodeo Entity, respectively, immediately following the Closing without further action on the part of Buyer, Parent or Seller (such Persons are referred to herein as “Rodeo Employees”).

(ii)           None of Buyer nor any Rodeo Entity shall have any liability on or after the Closing Date for any severance, change of control payments, Seller Retention Agreement or other post-termination compensation or benefits with respect to the Designated Employees; provided, however, that if Buyer or an Affiliate of Buyer hires as an employee or engages as a consultant any Designated Employee during the eighteen-month period following Closing, Buyer shall reimburse Seller for fifty percent (50%) of any and all amounts paid to such Designated Employee by Seller as required under any Seller Retention Agreement applicable to such Designated Employee within five Business Days following the date of such hire or engagement.

(iii)           For the period of time commencing on the Closing Date and ending on the last day of the calendar year in which the Closing Date occurs, the Buyer shall provide, or cause to be provided, to Rodeo Employees employee benefits that, in the aggregate, are substantially similar to employee benefits (other than equity and cash incentives) provided to the Rodeo Employees immediately prior to the Closing Date.

(b)           401(k) Plan.  As soon as practicable (but no more than 30 days) after the Closing Date, Rodeo Employees who were eligible to participate in the Seller 401(k) Plan on the Closing Date shall be eligible to participate in a 401(k) Plan sponsored by Rodeo, Buyer, or an Affiliate of Buyer (“Buyer 401(k) Plan”).  As soon as practicable after the Closing Date, Seller shall cause the assets and liabilities of the Seller 401(k) Plan attributable to all current and former employees who are or were engaged primarily in the Business to be transferred to the Buyer 401(k) Plan as a trust-to-trust transfer, and the Buyer 401(k) Plan shall accept such transfer.  After the Closing Date, neither Seller nor its Affiliates shall have any liability with respect to the Buyer 401(k) Plan and Buyer shall be liable and shall indemnify Seller and its Affiliates from and against all Liabilities with respect to the Buyer 401(k) Plan. Seller shall take such action as is necessary to cause each Rodeo Employee to have a fully nonforfeitable right in such Rodeo Employee’s account balance, if any, under the Seller 401(k) Plan as of the Closing Date.

(c)           Pension Transition Payments; Retention Agreements.

(i)            Each Rodeo Employee age 40 and above who had at least five years of service on December 31, 2010 (as determined under Seller’s 2011 Employee Benefits Update dated October 2010) is entitled to “Transition Incentive” payments as described in such 2011 Benefits Update (“Transition Incentives”).  The amount of an employee’s Transition Incentive payment is determined by multiplying the employee’s “annual compensation” by the employee’s “annual compensation percentage” (each as determined under such 2011 Employee Benefits Update).  Schedule 9.1(c)(i) lists the name and “annual compensation percentage” for each employee who (A) is listed on Schedule 9.1(a)(i)(A) or Schedule 9.1(a)(i)(B), and (B) is eligible to receive a “Transition Incentive.”  Buyer shall pay, or cause to be paid, the Transition Incentive payments to each Rodeo Employee listed on Schedule 9.1(c)(i), determined based on the applicable “annual compensation percentage” listed on Schedule 9.1(c)(i).

(ii)           At or immediately prior to Closing, Parent and/or Seller, as applicable, shall cause to be assigned to Rodeo (1) the retention agreements listed on Schedule 9.1(c)(ii)(A) for each Rodeo Employee listed thereon (“Employee Retention Agreement”) and (2) either (a) the transition agreements listed on Schedule 9.1(c)(ii)(B) for each Rodeo Employee listed thereon (“Employee Transition Agreements”) or (b) for each Rodeo Employee who elects to surrender such Employee Transition Agreement no later than 14 calendar days before the Closing Date, a change in control agreement in the form attached as Schedule 9.1(c)(ii)(C) (“Employee CIC Agreements” and, together with the Employee Retention Agreements and the Employee Transition Agreements, the “Seller Retention Agreements”).  Immediately after Closing, Rodeo shall have the obligation to make any payments due under the Seller Retention Agreements, except that Parent shall cause the restricted stock units referenced in the Employee Transition Agreements that are outstanding but unpaid immediately prior to the Closing Date (the “Seller RSUs”) to be settled in cash as of the Closing Date and, after the Closing Date, Rodeo shall have no obligation with respect to Seller RSUs.  After the Closing Date neither Seller nor its Affiliates shall have any obligation with respect to the Seller Retention Agreements, and Buyer shall indemnify Seller and its Affiliates from and against all Damages with respect to the Seller Retention Agreements, except as follows: (1) Seller shall be liable for any and all Damages arising from a breach by Seller or any of its Affiliates (including the Rodeo Entities) of any Seller Retention Agreements occurring prior to the Closing; (2) Seller shall be liable for all Damages relating to or arising from the Seller RSUs or the Joy Global equity award program; (3) within fifteen (15) days after Buyer’s delivery to Parent of written notice that payment has been made under a Seller Retention Agreement, Parent shall pay to Buyer an amount equal to (I) fifty percent (50%) of the portion of such payment, if any, attributable to an Employee Retention Agreement, including any Employee Retention Agreement or “Retention Award Plan” referenced in an Employee Transition Agreement, and (II) one hundred percent (100%) of the portion of such payment, if any, attributable to an Employee Transition Agreement or an Employee CIC Agreement if the Buyer made such payment under the Employee Transition Agreement or the Employee CIC Agreement as a result of the termination of the applicable employee’s employment within sixty (60) days after Closing.

(iii)           On or before March 15, 2012, Buyer shall pay or cause to be paid to each Rodeo Employee listed on Schedule 9.1(c)(iii) who remains employed by a Rodeo Entity, Buyer or an Affiliate of Buyer on March 15, 2012 (or, if earlier, the payment date), a cash bonus for calendar year 2011 in an amount no less than the product of (A) the target bonus percentage for the Rodeo Employee listed on Schedule 9.1(c)(iii), multiplied by (B) the Rodeo Employee’s rate of annual base salary as in effect as of December 31, 2011 (the total amount of such payments, the “2011 Bonus Amount”).  Within fifteen (15) days after Buyer’s delivery to Parent of written notice that the 2011 Bonus Amount has been paid (which notice shall state the amount thereof), Parent shall pay to Buyer an amount equal to the result of multiplying (A) the 2011 Bonus Amount by (B) a fraction equal to (1) the number of days between January 1, 2011 and the Closing Date divided by (2) 365.

(d)           Welfare Benefits.

(i)            Following the Closing Date, Buyer shall, pursuant to employee welfare benefit plans and arrangements established or maintained by Buyer or its Affiliates (the “Buyer Welfare Plans”) (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Rodeo Employees under Buyer Welfare Plans, other than limitations that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Employee Plan, and (B) provide each Rodeo Employee with credit under Buyer Welfare Plans for any co-payments and deductibles paid under the corresponding Employee Plans prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the plan year in which the Closing Date occurs.  To the extent not inconsistent with applicable Legal Requirements, for purposes of determining eligibility to participate and vesting (but not benefit accrual) for Rodeo Employees under all Buyer Welfare Plans, Buyer shall recognize service with the Rodeo Entities and Parent to the same extent recognized under the corresponding Employee Plans as in effect immediately prior to the Closing Date (“Rodeo Service”).  In addition, Buyer shall recognize Rodeo Service for purposes of determining the rate of vacation accrual and the level of severance benefits, but not for purposes of the rate of benefit accrual or level of benefits for any other benefit.  For the avoidance of doubt, this Section 9.1(d) applies only with respect to Buyer Welfare Plans that cover Rodeo Employees, and nothing in this Section 9.1(d) shall require any Buyer Welfare Plan or other benefit plan or program to cover any Rodeo Employees.

(ii)           On or before the Closing Date, Seller shall cause the portion of the Employee Plan covering Rodeo Employees that is a flexible spending plan under Section 125 of the Code to be transferred to Rodeo as a separate flexible spending plan (“Rodeo Flexible Spending Plan).  Immediately after the Closing, Rodeo Employees’ elections and balances under the Rodeo Flexible Spending Plan shall remain in effect under the Rodeo Flexible Spending Plan, and Rodeo or an Affiliate of Rodeo shall continue to sponsor the Rodeo Flexible Spending Plan.  After the Closing Date, neither Seller nor its Affiliates shall have any liability with respect to the Rodeo Flexible Spending Plan and Buyer shall be liable and shall indemnify Seller and its Affiliates from and against all Liabilities with respect to the Rodeo Flexible Spending Plan.

(e)           No Third Party Beneficiaries.  Parent, Seller and Buyer acknowledge and agree that (i) all provisions contained in this Section 9.1 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including any employees, former employees, any participant in any plan or arrangement established or maintained by Parent, Buyer, any Rodeo Entity or any of their Affiliates or any beneficiary thereof, or any right to continued employment with Parent, Seller, Buyer, any  Rodeo Entity or any Affiliate thereof, (ii) nothing in this Section 9.1 shall be construed to establish, amend, or modify an Employee Plan or any other benefit plan, program, agreement or arrangement nor shall it require any Rodeo Entity or any Affiliate thereof to continue or amend any particular benefit plan after the consummation of the Transactions for any employee or former employee of Seller or any Rodeo Entity or any Affiliate thereof, and (iii) any such plan may be amended or terminated in accordance with its terms and applicable Law.

Section 9.2             Post-Closing Access.  Without limiting the obligations set forth in Section 8.1, following the Closing, each party hereto agrees that it will cooperate with and make available to each other party, during normal business hours and upon reasonable notice, (i) all Books and Records related to the Business or any Rodeo Entity, (ii) information related to the Business or any Rodeo Entity and (iii) Rodeo Employees (without substantial disruption of employment), in each case retained by such party and remaining in existence after the Closing which are necessary or useful in connection with any audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records and other documents, information or employees for any reasonable business purpose.  The party requesting any such books and records and other documents, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records and other documents, information or employees.  All information received pursuant to this Section 9.2 shall be kept confidential by the party obtaining such information, subject to any disclosure that is required to be made by such party in order to comply with applicable Legal Requirements or the rules or regulations of any securities exchange upon which its securities are traded.  Parent also agrees that it will take appropriate measures to ensure that following the Closing its employees no longer have access to Books and Records or to any books and records, and information or documents related to the Business or any Rodeo Entity that are retained by Parent, except to the extent such books, records, documents or information also reasonably relate to the business of Parent and to the extent such access is necessary to perform Parent’s or Seller’s obligations under this Agreement.

Section 9.3             Publicity.  On the date this Agreement is executed (or if executed after the close of business, no later than the next opening of the NYSE), Parent and the Buyer each intend to issue a press release with respect to the execution hereof and the transactions contemplated hereby. Except as may be required by Legal Requirements, any Order or any listing agreement with or rule of any regulatory body, national securities exchange or association, Parent and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release with respect to this Agreement or the transactions contemplated by this Agreement.  After the Closing Date, the provisions of this Section 9.3 shall not apply.

Section 9.4             Confidential Information.  Buyer and Parent acknowledge and agree as follows:

(a)           The Parties acknowledge that the Transactions are of a confidential nature and shall not be disclosed except to Representatives and Affiliates, or as required by any applicable Legal Requirements, until such time as the Parties make a public announcement regarding the Transactions as provided in Section 9.3.  Effective upon, and only upon, the Closing, the Confidentiality Agreement, dated as of June 3, 2011, between Parent and Buyer shall terminate with respect to information relating to the Business and Rodeo.  Buyer acknowledges that any and all other information provided or made available to it by Parent (or its Representatives) concerning Parent or its Affiliates (other than Rodeo) will remain subject to the terms and conditions of such Confidentiality Agreement after the Closing.

(b)           Parent acknowledges that it and its Affiliates and Representatives have had and, subject to the terms and conditions hereof, will have access to confidential and proprietary information related to Buyer, the Rodeo Entities and the Business, in each case, potentially including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information related thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Parent, the Rodeo Entities or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information (“Confidential Information”).  The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of a disclosure by Parent or its Affiliates.

(c)           Parent shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to their Representatives and Affiliates who need to know such Confidential Information in connection with the Transactions.  Parent shall cause its Representatives to treat all such Confidential Information as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information.  Parent shall be responsible for any breach of this Agreement by any of their Representatives.  If, however, Confidential Information is disclosed, Parent shall immediately notify Buyer in writing and take all reasonable steps required to prevent further disclosure.

(d)           If Parent or any of its respective Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, Parent shall provide Buyer with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of such a waiver, Parent or any of their respective Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then Parent may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

Section 9.5             Further Assurances.  From and after the Closing Date, the Parties shall cooperate reasonably with each other in connection with any steps required to be taken in order for the Parties to carry out the intent of this Agreement.  Neither Parent, on the one hand, nor Buyer, on the other hand, shall, without the prior written consent of the other party, take any action or refrain from taking any action the intended result of which is to prevent or materially impede, interfere with or unreasonably delay, the Transactions. In furtherance of the foregoing, from time to time after the Closing Date, the Parties hereto agree to (i) furnish upon request to each other such further assurances, information, documents and instruments of transfer or assignment and assumption and (ii) do such things and promptly execute, acknowledge, and deliver any such further assurances, documents and instruments of transfer or assignment and assumption, in each case that the other party may reasonably request for the purpose of carrying out the intent of this Agreement, including taking such steps as are necessary to convey the Rodeo Stock to Buyer, the Transferred Drilling Assets and the Assumed Drilling Liabilities to Buyer or its designated Affiliate and the Retained Assets and Retained Liabilities to Parent or its designated Affiliate.  As promptly as possible after the Closing Date, Parent, Seller, Buyer and each of their Subsidiaries shall make any filings and/or give any notices required by applicable Legal Requirements to be made or given by them in order to consummate the Transactions that were not made or given prior to the Closing; and shall use commercially reasonable efforts to obtain all required Consents not obtained prior to the Closing.

Section 9.6             Non-Competition.

(a)           From the Closing Date until the fourth anniversary of the Closing Date (the “Restricted Period”), without Buyer’s consent, Parent shall not, and shall cause each of its Affiliates (Parent and its Affiliates, the “Restricted Party”) not to, directly or indirectly (including by means of management, advisory, operating, or similar agreements or arrangements or by any record or beneficial equity interest, either as a principal, trustee, stockholder, partner, joint venture or otherwise, in any Person), engage in a business that competes with the Business, for their own account or for any other Person, in any country or other geographic location in which any Rodeo Entity operates the Business or otherwise had sales immediately prior to the Closing or any other country or geographic location in which any Rodeo Entity planned to operate the Business as of the Closing Date (the “Restricted Business”); provided, however, that nothing in this Agreement or in the definition of Restricted Business shall prohibit or in any way restrict the Restricted Party’s ability to:

(i)            engage in the Restricted Business to the extent necessary to perform its duties under this Agreement and the Ancillary Agreements;

(ii)           make or maintain passive investments of less than five percent of the outstanding equity securities in any entity engaged in the Restricted Businesses listed for trading on any recognized securities exchange or in the over-the-counter markets;

(iii)          own an equity interest of any other Person engaged in the Restricted Business acquired as a creditor in bankruptcy other than by a voluntary investment decision; or

(iv)          acquire the assets or capital stock or other equity interests of any other Person engaged in the Restricted Business, provided, however, that the net sales attributable to the Restricted Business conducted by such person accounts for less than 25% of the net sales of such person for its most recently completed fiscal year.

(b)           The Parties agree that this covenant is personal to Buyer and Buyer may not assign or otherwise transfer this covenant, in whole or in part, to any Person other than to other Affiliates of Buyer.  During the Restricted Period, Parent shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, induce or attempt to induce any customer, reseller, retailer, distributor, supplier, licensee or other Person to cease doing business with Buyer or any Rodeo Entity or in any way interfere with the relationship between any such customer, reseller, retailer, distributor, supplier, licensee or other Person and Buyer, Rodeo or such Rodeo Entity.

(c)           Parent agrees that any remedy at law for any breach by it or its Affiliates of Section 9.6(a) or (b) would be inadequate, and Buyer shall be entitled to injunctive or other equitable relief in such case in addition to any other right Buyer may have, whether at law or in equity. Each party intends that the provisions of this Section 9.6 be enforced under the laws applied in each jurisdiction in which enforcement is sought.  If any provision of this Section 9.6 shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 9.6 shall be amended to revise the scope of such provision to make it enforceable, if possible, or, if not possible, to delete such provision, in either case, without affecting the other or remaining provisions of this Section 9.6 or this Agreement.  Any invalidity or unenforceability of any provision of this Section 9.6 in a jurisdiction will not affect the validity or enforceability of that provision in any other jurisdiction.

Section 9.7             Non-Solicitation.

(a)           Parent shall not, and shall cause its Affiliates not to, directly or indirectly, during the period from the Closing Date until the second anniversary of the Closing Date, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise), or hire, any person employed by Buyer (with respect to the Business) or any Rodeo Entity (or their respective Affiliates or successors-in-interest to the extent related to the Business) (other than employees whose annual base compensation is less than $75,000).

(b)           Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, during the period from the Closing Date until the second anniversary of the Closing Date, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise), or hire, any person employed by Parent (or its Affiliates or successors-in-interest), in either case for a position with Buyer or any of its Affiliates (including the Rodeo Entities) related to the Business (other than employees whose annual base compensation is less than $75,000).

(c)           Notwithstanding the foregoing, the Parties agree that the provisions of Section 9.7(a) and Section 9.7(b) shall not prohibit (i) the hiring of a person whose employment was terminated by his or her respective employer (or its Affiliates) and who was not solicited by the other party (or its Affiliates) in violation of Section 9.7(a) or (b), as applicable, or (ii) solicitation by way of general advertising, including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement which is not directed or focused on employees of Buyer, or Parent or their respective Affiliates as applicable.

(d)           The Parties agree that the restraints created by the covenants in this Section 9.7 are no greater than necessary to protect the Parties’ respective legitimate interests, that damages would be an inadequate remedy and that a Person seeking to enforce this Section 9.7 shall be entitled to seek specific performance and injunctive relief as remedies for any breach hereof.  Furthermore, the Parties agree that such covenants do not hinder, or otherwise cause hardship to, any party or its Affiliates with respect to finding other employees or any party’s or its Affiliates’ employees with respect to finding employment elsewhere.  Similarly, the Parties agree that no party’s need for the protection afforded by the covenants of this Section 9.7 is outweighed by either the hardship to any other party or its Affiliates or any public interest.  The existence of any claim or cause of action of a party against another party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by a party of the covenants contained in this Section 9.7.  Should any portion of the covenants in this Section 9.7 be held to be wholly or partially invalid or unenforceable because such portion is held to be overly broad or unreasonable in scope, such holding shall not invalidate or void the remainder of this Section 9.7 or this Agreement, and the portions held to be overly broad or unreasonable in scope shall be revised and reduced in scope so as to be valid and enforceable, and shall be enforced as so reformed, to the maximum extent permitted by law.

Section 9.8             Seller Brand.  From and after the Closing Date, Buyer shall not use, and shall cause the Rodeo Entities following the Closing to cease using, any trademark currently registered by Seller or its Affiliates (excluding the Rodeo Entities ) and not licensed or assigned to Rodeo or a Rodeo Entity under either the Transferred Assets Assignment Agreement or Trademark License Agreement.

Section 9.9             Insurance. Upon the reasonable request of Buyer, Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist the Rodeo Entities or their respective transferee(s) or assignee(s) in tendering claims for any loss, Liability, claim, damage or expense of the Business, the Rodeo Entities or their respective  transferee(s) or assignee(s) (including products and current and former employees and directors thereof) or of any of their respective predecessors and arising out of occurrences prior to the Closing Date (a “Rodeo Insured Loss”) to the applicable insurers under any insurance policies covering, prior to the Closing Date, the Business or the assets, businesses, operations, employees, officers or directors of the Rodeo Entities or their respective predecessors, including but not limited to the Insurance Policies, and to provide the Rodeo Entities or their respective transferee(s) or assignee(s) with the proceeds of claims made by or with respect to such Rodeo Insured Losses subject to the self-insured limits and deductibles under the applicable policy, which shall be for the account of Buyer.  Subsequent to the Closing, Buyer or its transferee(s) or assignee(s) shall assume responsibility for the administration and adjustment of all Rodeo Insured Losses and Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist Rodeo or its transferee(s) or assignee(s) in such administration and adjustment when Parent’s involvement is required by an insurer or a particular insurance policy.  Buyer shall reimburse Parent for its reasonable out-of-pocket expenses incurred in providing such assistance in the tendering, administration or adjustment of any claims.  It is understood that upon Closing, future coverage under any Insurance Policies that are then currently in effect will not provide coverage with respect to the Business or any Rodeo Entity (past, current and future) and their respective businesses.  Parent agrees that it will not object to any future transfer or assignment that Buyer or any Rodeo Entity may choose to make of any insurance-related causes of action arising under insurance policies (or other insurance arrangements or contracts for the transfer or sharing of insurance risks) covering the Business or the assets, businesses, operations, employees, officers or directors of any Rodeo Entity or their respective predecessors.  In the event any such insurance policies have coverage triggers other than occurrence (such as claims made or occurrences as reported) and events unknown to Parent, Seller or any Rodeo Entity have occurred prior to the Closing Date that could not have been reported to underwriters prior to the Closing Date, it may not be possible for Buyer or the Rodeo Entities or their respective transferees or assignees to access such policies.  Further, Parent, Seller and their Affiliates make no representation or warranty that such insurance policies will respond to Buyer, the Rodeo Entities or their respective transferees or assignees in the event claims are made subsequent to the Closing Date.

ARTICLE 10.
TERMINATION

Section 10.1           Termination Event.  This Agreement and the Transactions may, by notice given prior to or at the Closing, be terminated:

(a)           by mutual agreement of Buyer and Parent;

(b)           by Buyer, on the one hand, or Parent, on the other hand, if the Closing has not occurred (other than as a result of the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before (i) February 29, 2012 or (ii) such later date as the Parties may agree upon in writing (such applicable date specified in the preceding clauses (i) and (ii) being referred to herein as the “Outside Date”);

(c)           by Parent, on the one hand, or by Buyer, on the other hand, if a material breach of this Agreement has been committed by the other party and such material breach has not been cured within 30 days after notice thereof to such other party or expressly waived in writing;

(d)           (i) by Buyer if satisfaction of any of the conditions in Section 6.1 becomes impossible prior to the Outside Date (other than as a result of the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not expressly waived such condition in writing on or before termination of this Agreement; or (ii) by Parent, if satisfaction of any of the conditions in Section 6.2 becomes impossible prior to the Outside Date (other than as a result of the failure of Parent or Seller to comply with its obligations under this Agreement) and Parent has not expressly waived such condition in writing on or before termination of this Agreement; or

(e)           by either Buyer or Parent if there shall be any Legal Requirement that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any non-appealable Order of any Governmental Entity having competent jurisdiction.

Section 10.2           Effect of Termination.  The Parties’ termination rights under Section 10.1 are in addition to any other rights they may have under this Agreement or otherwise, and the exercise of a right of termination hereunder will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by Buyer, on the one hand, because of the willful breach of this Agreement by Parent or Seller, or Parent, on the other hand, because of the willful breach of this Agreement by Buyer, or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Parties’ failure to comply with any of their obligations under this Agreement, the terminating Parties’ right to pursue all legal remedies will survive such termination unimpaired; provided further, that the provisions of Section 9.4, this Section 10.2, and Article 11 shall survive any termination of this Agreement.

ARTICLE 11.
MISCELLANEOUS

DEFINITIONS

Section 11.1           Defined Terms.  As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“401(k) Plan” shall mean a defined contribution plan with a cash or deferred arrangement that is intended to satisfy the requirements of Section 401(a) of the Code.

“2011 Bonus Amount” shall have the meaning set forth in Section 9.1(c)(iii).

“Acceptance” shall have the meaning set forth in Section 5.10.

“Accountant” shall have the meaning set forth in Section 1.3(c).

“Accounting Principles” shall mean GAAP.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of this definition, (i) “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing; and (ii) the term “Affiliate” shall not include any stockholder of Parent or Buyer.

“Agreement” shall mean this Stock Purchase Agreement.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Transition Manufacturing and Supply Agreement, the Transferred Assets Assignment Agreement, the Retained Assets Assignment Agreement, the Cooperation Agreement, the Steel Supply Agreement and the Trademark License Agreement.

“Antitrust Approvals” shall mean the expiration or termination of the waiting period under the HSR Act or any other applicable anti-trust or competition Legal Requirement.

“Antitrust Laws” shall mean the HSR Act and any other applicable antitrust or competition Legal Requirement.

“Asset Allocation” shall have the meaning set forth in Section 8.12(c).

“Assumed Drilling Liabilities” shall mean the Liabilities described in Schedule 5.11(a)(i) as Assumed Drilling Liabilities.

“Balance Sheet” shall have the meaning set forth in Section 3.4.

“Balance Sheet Date” shall mean June 22, 2011.

“Books and Records” shall mean all books, records and other documents In the possession or control any Rodeo Entity or that otherwise relate to the Business, or any Rodeo Entity.  Notwithstanding the foregoing, “Books and Records” shall not include (A) the corporate income Tax Returns (including any group filings to which any Rodeo Entity is party) of entities other than any Rodeo Entity, (B) information (other than information that is in the possession or control of any Rodeo Entity or is subject to a common interest, joint defense or similar arrangement) the disclosure of which would reasonably be expected to jeopardize applicable attorney/client privilege or work product protections of Parent or any of its Affiliates other than any Rodeo Entity, or (C) information relating to Parent’s or Buyer’s review, evaluation or negotiation of this Agreement and the Transactions.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in Houston, Texas.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer-Indemnified Parties” shall have the meaning set forth in Section 7.2(c).

“Buyer Welfare Plans” shall have the meaning set forth in Section 9.1(d).

“Cap” shall have the meaning set forth in Section 7.2(h)(iii).

“Cash” shall mean cash, cash equivalents convertible to cash within 60 days, bank notes and marketable securities.

“CERCLA” shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim” shall have the meaning set forth in Section 7.2(e).

“Claim Notice” shall have the meaning set forth in Section 7.2(e).

“Cleanup” shall mean any investigation, cleanup, removal, containment or other remediation or response actions of or relating to Hazardous Materials under applicable Environmental Law.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall mean the date on which the Closing occurs, which shall be five Business Days following the date on which all conditions set forth in Article 6 shall have been satisfied or waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing).

“COBRA” shall mean health insurance coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 9.4(b).

“Consent” shall mean any approval, consent, ratification, clearance, exemption, waiver, or other authorization from any Person (including any Governmental Authorization).

“Consorcio Agreements” shall mean (i) the Design and Supply Contract for Drilling and Other Equipment (P59 Contract No. CF-DGZ-GSU-002-FAM) between LeTourneau Technologies Drillings Systems, Inc. and Consorcio Rio Paraguacu dated March 5, 2009 and all amendments thereto, and (ii) the Design and Supply Contract for Drilling and Other Equipment (P60 Contract No. CF-DGZ-GSU-003-FAM) between LeTourneau Technologies Drillings Systems, Inc. and Consorcio Rio Paraguacu dated March 5, 2009 and all amendments thereto.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, lease, instrument, commitment, consensual obligation, commercial relationship evidenced by a course of dealing (whether or not legally binding), promise or undertaking (whether written or oral and whether express or implied) (other than purchase orders in the Ordinary Course Of Business).

“Customer Advances” shall mean all deposits, prepayments and advances paid or delivered by customers to or for the benefit of the Non-Houston Business to the extent relating to services to be performed or products to be delivered by the Rodeo Entities or the Business following the Closing, except to the extent applied to Inventories as of the Closing Date, to the extent determined in accordance with Section 1.4.

“Customer Advances Amount” shall have the meaning set forth in Section 1.4(a).

“Customer Advances Amount Statement” shall have the meaning set forth in Section 1.4(b).

“Damages” shall have the meaning set forth in Section 7.2(a).

“Deductible” shall have the meaning set forth in Section 7.2(h)(ii).

“Default” means (i) a breach of or default under any Order or Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under such Order or Contract or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration, or a loss of benefit, under such Order or Contract.

“Designated Employees” shall have the meaning set forth in Section 9.1(a)(i).

“Determination Date” shall have the meaning set forth in Section 1.3(e).

“Disclosure Letter” shall mean the disclosure letter prepared and delivered by Parent for and to Buyer and dated as of the date of this Agreement which sets forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Letter.

“Employee Plan” shall mean (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all other material severance pay, salary continuation, bonus, incentive, stock option or other equity-based, retirement, pension, profit sharing, deferred compensation, employment, vacation, supplemental retirement, fringe benefit, retention, change of control, medical, life insurance, disability plans, programs, agreements, policies, contracts, funds or arrangements of any kind, and (c) all other material employee benefit plans, contracts, programs, agreements, policies, contracts, funds or arrangements of any kind and any trust, escrow, or similar agreement related thereto, in each case, that are contributed to, sponsored or maintained by Rodeo, Seller, or Parent or with respect to which Seller, Parent, or any Rodeo Entity has any liability, contingent or otherwise, as of the date hereof and that are for the benefit of any present or former employee, director, officer or consultant of Rodeo (or any of their dependents, survivors or beneficiaries), except that “Employee Plan” shall not include any equity plan sponsored by Parent.

“Employee Retention Agreements” shall have the meaning set forth in Section 9.1(c)(ii).

“Employee Transition Agreements” shall have the meaning set forth in Section 9.1(c)(ii).

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, deed of trust, mortgage, right-of-way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

“Environmental Claim” means any investigation, hearing, claim, action, suit, litigation or proceeding by any Person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, property damage, natural resource damages or assessment costs, personal injury, fines or penalties) arising out of, based on or resulting from (i) the discharge, emission, Release of any Hazardous Materials, (ii) circumstances forming the basis of any violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Law” shall mean all federal, state, provincial, regional, district, local and foreign laws, all rules or regulations promulgated thereunder, ordinances, codes, common law and all orders, consent orders, judgments, rulings, notices, notice requirements and licenses, or permits issued, promulgated or entered pursuant thereto, relating to pollution, protection, preservation, or conservation of the Environment and natural resources, including without limitation (i) laws relating to Releases of Hazardous Materials, (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials and (iii) laws relating to worker health and safety, or public health, each as they relate to exposure to Hazardous Materials.  Environmental Laws shall include, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Atomic Energy Act (42 U.S.C. § 2014 et seq.); the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), or any other similar federal, state, provincial, regional, district, local or foreign law of similar effect, each as amended.

“Environmental Permits” shall mean all licenses, permits, approvals, registrations, notifications, authorizations, consents or orders of, or filings with, any Governmental Entity required for the operation of the Business under Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller and its Subsidiaries as defined in Section 414(b) or (c) of the Code or which is otherwise (or at any relevant time was) required to be treated, together with Seller and its Subsidiaries, or as the case may be, as a single employer under Sections 414(m) or (o).

“Facilities” shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities and real property used or held for use in the Business.

“Final Net Working Capital” shall have the meaning set forth in Section 1.3(e).

“Final Net Working Capital Statement” shall have the meaning set forth in Section 1.3(e).

“Financial Statements” shall have the meaning set forth in Section 3.4.

“Foreign Benefit Plan” shall have the meaning set forth in Section 3.10(c).

“Fundamental Reps” shall have the meaning set forth in Section 7.1.

“GAAP” shall mean United States generally accepted accounting principles and practices applied on a consistent basis.

“Good Standing” with respect to a company or corporation means that such company or corporation is current in all required filings with any Governmental Entity in its incorporating jurisdiction or jurisdiction(s) where it carries on business, as applicable, and in all payments of governmental fees or Taxes in such applicable jurisdiction(s), where the failure to make such filings or payments would make it liable to cease to exist under the laws of the incorporating jurisdiction or jurisdiction(s) where it carries on business, as applicable.

“Governmental Authorization” shall mean any approval, Consent, entitlement, registration, franchise, certificate, exemption, variance, license, permit (including any Environmental Permit), waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” shall mean any:

(a)           nation, state, province, county, city, town, village, district or other jurisdiction of any nature;

(b)           federal, state, provincial, district, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity, any court or other tribunal); or

(d)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Prohibition” shall have the meaning set forth in Section 6.1(c).

“Hazardous Materials” shall mean any and all materials (including wastes,  substances, pollutants, and contaminants) whether solids, liquids or gases, including any mixture or solution thereof, that are prohibited, limited or regulated by any applicable Environmental Law, including any materials that are listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive infectious, reactive, corrosive, ignitable, flammable or toxic, or whose presence at some quantity is capable of causing harm or injury to human health or the Environment, or requires notification, or Cleanup, or could give rise to Liability, under any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and friable asbestos or friable asbestos-containing materials.

“Houston Business” shall mean the business as engaged in by Seller and the  Rodeo Entities at the facilities at 6500 Brittmoore Rd, Houston, Texas 77041 and 6401 W Sam Houston Pkwy, Houston, Texas 77041.

“HSR Act” shall have the meaning set forth in Section 5.3(b).

“Hull 242” shall mean that certain mobile, self-contained and elevating LeTourneau WORKHORSE 240-C CLASS drilling Platform known as LeTourneau Hull No. 242, which as of the date of this Agreement is being constructed in Vicksburg, Mississippi pursuant to the Hull 242 Agreements.

“Hull 242 Agreements” shall mean each of the following Agreements, in each case, as amended, amended and restated, supplemented or otherwise modified in accordance with its terms and in accordance with this Agreement:  (i) Mobile Platform Construction Agreement, dated as of March 14, 2008, between Seller and Rowan; (ii) Amendment No. 1 to Mobile Platform Construction Agreement, dated as of June 22, 2011, between Seller and Rowan and acknowledged by Rowan 240C#3, Inc., as assignee of Rowan; (iii) Employee Services Agreement, dated as of June 22, 2011, between Seller and Rowan; and (iv) Lease Agreement, dated as of June 22, 2011, between Seller and Rowan.

“Indebtedness” of any Person shall mean, without duplication, all (i) indebtedness of such Person for borrowed money, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (ii) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (iii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iv) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (v) obligations of such Person under any hedging arrangement; (vi) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above; and (vii) indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) secured by any Encumbrance on or in respect of any property of such Person.

“Insurance Policies” shall have the meaning set forth in Section 3.18(a).

“Intellectual Property” shall mean: (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, non-provisionals, PCTs, reexamined patents or other applications or patents claiming priority to or the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, packaging design and art work, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) confidential and proprietary information, including without limitation customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, specifications, designs, drawings, methods, schematics and know-how (collectively, “Trade Secrets”); (e) to the extent not covered by subsections (a) through (d), above, software and websites (including all related computer code and content); (f) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all products, proceeds and revenues arising from or relating to any and all of the foregoing, throughout the world; and (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Intellectual Property Assets” shall mean all Intellectual Property owned by or licensed to any Rodeo Entity as of Closing.

“Intended Transferee” shall have the meaning set forth in Section 5.11(d).

“Intended Transferor” shall have the meaning set forth in Section 5.11(d).

“Intercompany Arrangements” shall mean all Contracts of any type between Parent, Seller or any of their Affiliates (other than the Rodeo Entities), on the one hand, and any Rodeo Entity, on the other hand.

“Inventories” shall mean the finished goods inventories and raw materials and work-in-process inventories of the Non-Houston Business.

“Knowledge” shall mean, with respect to Parent or Seller, the actual knowledge of any and all officers of Parent and Seller and any and all officers of each Rodeo Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.7(c).

“Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, code, rule, regulation, principle of common law, Order, regulation, statute or treaty, including any Governmental Authorization.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued and whether due or to become due, regardless of when asserted.

“LTAP” means LeTourneau Technologies Asia Pte. Ltd., a company organized under the laws of Singapore.

“LTME” means LeTourneau Technologies Middle East FZE, a company organized under the laws of the Emirate of Dubai, UAE.

“Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, circumstances, occurrences, states of facts or developments, has, or is reasonably likely to have, a material adverse effect on the condition (financial or other), business, results of operations, Liabilities, assets, operations of the Business, Rodeo and the Transferred Entities, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent resulting from the following: (i) general economic, financial market, regulatory or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere; (ii) changes in or events or conditions generally affecting the industries or segments in which the Business operates; (iii) changes in commodity prices; (iv) any change in Legal Requirements or changes to GAAP or interpretations thereof; (v) the negotiation, execution, announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Transactions; (vi) the loss of any employees, suppliers, distributors, dealers or customers, other than as a result of a breach of Section 5.2; (vii) the filing, defense or settlement of any legal proceedings made or brought by any of the current or former stockholders of Buyer or Parent (on their own behalf or on behalf of Buyer or Parent) arising out of or related to this Agreement or the Transactions; (viii) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.2 with respect to which Buyer has refused, following Parent’s or Seller’s written request, to provide a waiver in a timely manner or at all; or (ix) the failure of any Rodeo Entity to meet any internal industry analyst projections or forecasts or estimates of revenues or earnings for any period, except that clause (ix) shall not prevent any underlying causes of such failure from being considered in determining whether a Material Adverse Effect has occurred and except, in the case of clauses (i) (other than with respect to the flooding described in the force majeure letters described in Schedule 3.8), (ii), (iii) and (iv), to the extent that such changes, effects, events, circumstances, occurrences, states of facts or developments referred to therein have a materially disproportionate impact on the Business and Rodeo taken as a whole relative to other Persons operating in the onshore and offshore oil and gas drilling products industries.

“Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, whether or not subject to ERISA.

“Net Proceeds” shall have the meaning set forth in Section 7.2(h)(vi).

“Net Working Capital” means, as of the close of business on the Closing Date, (i) the total current assets, net of applicable allowances and reserves, for the Houston Business, minus (ii) the sum of the total current liabilities of the Houston Business, in each case prepared in accordance with the accounting principles, practices, policies and methodologies set forth as Schedule 1.3.  Net Working Capital shall be calculated in U.S. Dollars.

“Net Working Capital Resolution Period” shall have the meaning set forth in Section 1.3(b).

“Net Working Capital Statement” shall have the meaning set forth in Section 1.3(a).

“Nonassigned Asset” shall have the meaning set forth in Section 5.11(d).

“Non-Houston Business” shall mean the business as engaged in by Seller and the Rodeo Entities, excluding the Houston Business.

“Notice of Land Use Restrictions” shall mean the “Notice of Land Use Restrictions” executed by Leslie A. Jeske, as Hydrogeologist of Solutient GeoSciences, Inc., dated October 3, 2006, filed for record in the office of the Chancery Clerk of Warren County, Mississippi, on October 6, 2006, and recorded in Deed Book 1426 at Page 388, that references the Restrictive Use Agreed Order between LeTourneau, Inc. and the Mississippi Department of Environmental Quality.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” shall describe any action taken by a Person if:

(a)           such action is consistent in manner and amount with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles or declaration of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) the declaration of trust or similar document of any trust; (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Owned Real Property” shall have the meaning set forth in Section 3.7.

“Parent-Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, certificates, easements, variances, exemptions, or similar rights, Consents or orders of, or filings with, any Governmental Entity, or any other Person, necessary for the present conduct of, or related to the operation of the Business under any Legal Requirements including without limitation any Environmental Permits.

“Permitted Encumbrances” shall mean (i) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that are described in any of the title reports, zoning compliance reports or surveys for Real Property previously delivered to Buyer or which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Business, (ii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet delinquent or Encumbrances for Taxes, assessments or governmental charges or levies being contested in good faith in appropriate proceedings, and for which adequate reserves with respect thereto are maintained on the books of Rodeo in conformity with GAAP (iii) mechanic’s, materialmen’s and similar liens arising in the Ordinary Course of Business or by operation of law and (iv) any conditions that are shown on surveys for Real Property previously delivered to Buyer.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, estate, trust, association, organization, labor union or other entity or Governmental Entity.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Purchase Consideration” shall have the meaning set forth in Section 1.2.

“Real Property” shall have the meaning set forth in Section 3.7(c).

“Real Property Leases” shall have the meaning set forth in Section 3.7(b).

“Release” shall mean any spilling, leaking, pumping, pouring, injecting, emitting, discharging, dispersal, depositing, escaping, mitigation, leaching, dumping, disposal or other releasing into the Environment, whether intentional or unintentional, and as otherwise defined in any Environmental Law.

“Representative” shall mean any officer, director, principal, legal counsel, agent, employee or other representative.

“Restricted Business” shall have the meaning set forth in Section 9.6(a).

“Restricted Party” shall have the meaning set forth in Section 9.6(a).

“Restricted Period” shall have the meaning set forth in Section 9.6(a).

“Retained Assets” shall mean all of the Rodeo Entities and their respective Affiliates’ right, title and interest in and to the property, assets and rights described in Schedule 5.11(a)(ii) as Retained Assets.

“Retained Liabilities” shall mean the Liabilities described in Schedule 5.11(a)(ii) as Retained Liabilities.

“Rodeo Employees” shall have the meaning set forth in Section 9.1(a)(i).

“Rodeo” shall have the meaning set forth in the Recitals.

“Rodeo Entities” shall mean Rodeo, LTAP and LTME.

“Rodeo Service” shall have the meaning set forth in Section 9.1(d)

“Rodeo Stock” shall have the meaning set forth in the Recitals.

“Rowan” shall mean Rowan Companies, Inc., a Delaware corporation.

“Rowan-Joy Purchase Agreement” shall mean that certain Stock Purchase Agreement, dated as of May 13, 2011, between Rowan and Parent.

“Rowan Rig” shall mean the rig and allocated inventory associated with such rig that is the subject of the Equipment Purchase Agreement between Ali & Sons Oilfield Supplies and Services Co., LLC and Rodeo, dated September 24, 2008, reduced by Amendment dated July 7, 2009 and that was transferred to Rowan Companies, Inc. pursuant to that certain Bill of Sale and Assignment, dated as of June 22, 2011, between Rodeo and Rowan Companies, Inc.

“Section 338 Election Forms” shall have the meaning set forth in Section 8.12(b).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 8.12(a).

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller 401(k) Plan” shall mean an Employee Plan that is a 401(k) Plan.

“Seller CIC Agreements” shall have the meaning set forth in Section 9.1(c).

“Seller RSUs” shall have the meaning set forth in Section 9.1(c).

“Straddle Period” shall mean any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person, of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held or controlled, directly or indirectly, by such Person.

“Target Net Working Capital” shall mean an amount of Net Working Capital as of 5:00 pm Central time on the Closing Date equal to $ 142,500,000.00.

“Tax” or “Taxes” shall mean any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat liability, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Benefit” means any credit or refund of Taxes or reduction in the amount of Taxes which otherwise would be owed by the indemnitee, as applicable, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Liabilities” means any Liability for Taxes whether arising under applicable law, pursuant to contract or agreement, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threatened” shall describe any claim, Legal Proceeding, dispute, action or other matter if (i) any demand has been made (orally or in writing) with respect to such claim, Legal Proceeding, dispute, action or other matter, or (ii) any notice has been given (orally or in writing) with respect thereto.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Transactions” shall mean the acquisition of the Rodeo Stock, the Transfer of Hull 242, the Hull 2424 Agreements, the Transferred Drilling Assets and the Retained Assets, the Acceptance of the Assumed Drilling Obligations and Retained Liabilities, and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transition Incentives” shall have the meaning set forth in Section 9.1(c)(i).

“Transfer” shall have the meaning set forth in Section 5.9Section 5.10.

“Transfer Taxes” shall have the meaning set forth in Section 8.6.

“Transferred Drilling Assets” shall mean all of Parent’s and its Affiliates’ (other than the Rodeo Entities’) right, title and interest in and to the property, assets and rights described in Schedule 5.11(a)(i) as Transferred Drilling Assets.

“Transferred Entities” shall mean LTAP and LTME.

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code.

“U.S. Benefit Plan” shall have the meaning set forth in Section 3.10(b).

“Vicksburg Notice” shall mean the notice required to be delivered to the Mississippi Department of Environmental Quality at least 30 days prior to any property transaction involving the “Restricted Use Area”, as described by the metes and bounds description in the Notice of Land Use Restrictions, pursuant to that certain Restrictive Use Agreed Order between LeTourneau, Inc. and the Mississippi Department of Environmental Quality.

Section 11.2           Notices.  All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method (but not electronic mail); the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to Parent or Seller, addressed to:

Joy Global Inc.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, Wisconsin 53202
Attn:	Sean D. Major, Esq.,
Executive Vice President, General Counsel and Secretary
Telephone: (414) 319-8500
Fax: (414) 319-8520

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, NW
Washington, DC 20004-2401
Attn: W. Andrew Jack, Esq.
Telephone: (202) 662-6000
Fax: (202) 662-6291

If to Buyer, addressed to:

Cameron International Corporation
1333 W. Loop South, Suite 1700
Houston, TX 77027
Attn:  William C. Lemmer
Telephone:  713-513-3360
Fax:  713-513-3499

with a copy to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, TX 77002
Attn:  Richard L. Wynne
Telephone:  713-226-6647
Fax:  713-226-6247

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

Section 11.3           Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.4           Entire Agreement.  This Agreement, including the Exhibits hereto, the Disclosure Letter, the Ancillary Agreements and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties hereto on the date of this Agreement, constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto.  There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the Parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the Parties hereto except those expressly made herein.

Section 11.5           Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Parent or Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Parent; provided, however, that (i) Buyer may assign this Agreement in whole or in part (a) without the consent of Parent or Seller, to any of its Affiliates (including, without limitation, Buyer’s right to acquire the Rodeo Stock) or (b) with the consent of Parent, which shall not be unreasonably denied, withheld, conditioned or delayed, to any transferee of all or any portion of the Business (and Seller hereby consents to any such assignment) and (ii) Parent and Seller may assign this Agreement in whole or in part (a) without the consent of Buyer, to any of its Affiliates, or (b) with the consent of Buyer, which shall not be unreasonably denied, withheld, conditioned or delayed, to any transferee of all or any portion of assets of Seller; provided further that no such assignment shall release the assignor from any of its obligations hereunder.

Section 11.6           Amendment or Modification.  This Agreement may not be amended except in an instrument in writing signed on behalf of each of the Parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 11.7           Waiver.  Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

Section 11.8           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms or other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 11.9           Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.  This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 7.2, is entitled to indemnification, of the indemnification provisions set forth herein shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement of the indemnification provisions set forth herein as though such Person was a signatory to this Agreement.

Section 11.10         Governing Law.  This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

Section 11.11         Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS (AS DEFINED HEREIN).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12         Consent to Jurisdiction.  Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Chancery Court, any other Delaware state court, and any Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Chancery Court, any other Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Chancery Court or other Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Chancery Court or other Delaware State or Federal court.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 11.13         Legal Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

Section 11.14         Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each of the Parties hereto agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 11.15         Cumulative Remedies.  Except as expressly provided otherwise in this Agreement, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 11.16        Expenses.  Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.  Notwithstanding the foregoing, without limitation, Parent shall be responsible for the payment of all fees of legal counsel to Parent and Buyer shall be responsible for the payment of all fees of legal counsel to Buyer directly related to the Transactions.

Section 11.17         Representation by Counsel.  Each party hereto represents and agrees with each other party that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Section 11.18         Execution and Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.  The Parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

Section 11.19         Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable for any punitive damages arising from a claim brought by another party hereto occasioned by any failure to perform or the breach of any obligation under this Agreement.

Section 11.20         Currency References; Interpretation.  All references to dollars in this Agreement shall be deemed to refer to such amounts in United States Dollars.  For purposes of this Agreement: (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting and “or” and “either” are not exclusive, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns, (vii) a reference to any Legal Requirement or other legislation or to any provision of any Legal Requirement or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement, and (ix) for purposes of this Agreement and the Disclosure Letter (including the schedules hereto), the phrases “has made available to Buyer,” “previously made available to Buyer” or “previously provided” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Disclosure Letter (including the schedules hereto) as meaning that a copy of such document or information was filed at least two Business Days prior to the date hereof in an electronic data room to which Buyer has access.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

BUYER

CAMERON INTERNATIONAL CORPORATION

/s/ Jack B. Moore
By:	Jack B. Moore
Its:	Chairman, President & CEO

PARENT

JOY GLOBAL INC.

/s/ Sean D. Major
By:	Sean D. Major
Its:	EVP, General Counsel and Secretary

SELLER

LETOURNEAU TECHNOLOGIES, INC.

/s/ Sean D. Major
By:	Sean D. Major
Its:	Authorized Representative

[Signature Page to Stock Purchase Agreement]